SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Dow Chemical Company

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 14, 2015 AT 10:00 A.M. EDT

March 27, 2015

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the 2015 Annual Meeting of Stockholders of The Dow Chemical Company (the “Meeting”) to be held on Thursday, May 14, 2015, at 10:00 a.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on the back page of this Proxy Statement and is also included on your admittance ticket. At the 2015 Meeting, stockholders will vote on the following matters either by proxy or in person:

•	Election of the 13 Directors named in the attached Proxy Statement.

•	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2015.

•	Advisory resolution to approve executive compensation.

•	One proposal submitted by a stockholder, if properly presented.

•	Transaction of any other business as may properly come before the 2015 Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Questions may be directed to 877-227-3294 (a toll-free telephone number in the United States and Canada) or 989-636-1792, or faxed to 989-638-1740.

Your Board of Directors has set the close of business on March 16, 2015, as the record date for determining stockholders who are entitled to receive notice of the 2015 Meeting and any adjournment, or postponement, and who are entitled to vote. A list of stockholders of record entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the 2015 Meeting, during normal business hours, at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. A ticket of admission or proof of stock ownership is necessary to attend the 2015 Meeting, as described in this Proxy Statement under “Voting and Attendance Procedures.” If you are unable to attend the 2015 Meeting, please listen to the live webcast at the time of the 2015 Meeting, or the replay after the event, at www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

Amy E. Wilson

Corporate Secretary and Assistant General Counsel

™ Trademark of The Dow Chemical Company

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	10:00 a.m. Eastern Daylight Time on May 14, 2015
• Place:	Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan
• Record Date:	March 16, 2015

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
(1) Election of 13 Directors	FOR EACH NOMINEE	3
(2) Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	48
(3) Advisory Resolution to Approve Executive Compensation	FOR	50
(4) Stockholder Proposal to Limit Accelerated Executive Pay	AGAINST	51

2014 Business Highlights

2014 represented a milestone year for Dow. The Company drove continued progress against its stated commitments – enhancing adjusted return on capital, delivering adjusted earnings and adjusted EBITDA growth and expanding adjusted EBITDA margins amidst ongoing macroeconomic volatility. Dow continued to execute on its aggressive portfolio actions aligned with the Company’s market-driven strategy, reducing its exposure to non-strategic assets and businesses while at the same time achieving progress across key growth investments. Steps to further enhance commercial and operational productivity supported results and were underscored by the Company’s foundational focus on returning value to stockholders.

As a result of the Company’s disciplined approach to delivering on its priorities, Dow achieved a number of strategic milestones and performance records in 2014:

•

Full-year 2014 earnings were $3.11 per share, on an adjusted basis[1], or $2.87 per share on an as-reported basis. This compared with prior-year adjusted earnings of $2.48 per share – or earnings of $3.68 per share as-reported.

•	Dow achieved record adjusted EBITDA[2] of $9.3 billion, or $8.9 billion on an as-reported basis[3] with adjusted EBITDA growth across all operating segments.

•	Adjusted EBITDA margins[4] expanded 140 basis points, with growth reported across all operating segments.

•

The Company accelerated portfolio management actions – with $2 billion in proceeds expected from divestitures of non-strategic assets and businesses signed or completed in 2014 – demonstrating progress against its previously stated target. The Company increased its divestiture target to $7 to 8.5 billion by mid-2016 – demonstrating its commitment to ongoing value creation.

•

Dow delivered $6.5 billion of cash flow from operations in 2014 – a reflection of the Company’s ongoing productivity focus. Excluding the K-Dow award, this represents a more than $320 million increase since 2013 and second consecutive year of record cash flow.

•

The Company delivered to stockholders a record $6 billion through declared dividends and share repurchases – announcing two dividend increases during the year and restoring the Company’s dividend to historical levels.

•	The Company completed its initial $4.5 billion share buy-back program and announced an additional $5 billion in repurchases the Company expects to be completed in line with portfolio actions.

•

Dow achieved significant milestones with key, enterprise growth projects, including its investments to further enhance the Company’s industry-leading, low-cost feedstock position on the U.S. Gulf Coast and Sadara Chemical Company joint venture, together with the achievement of certain regulatory milestones for its ENLIST™ Weed Control System.

•	In Environment, Health and Safety – total unplanned events are at all-time low levels – exceeding 2013 performance by nearly 10 percent.

1	2015 Proxy Statement

PROXY STATEMENT SUMMARY (continued)

[1]

“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain items.” See Appendix A on pages A-1 – A-2 for a reconciliation of Adjusted earnings per share to “Earnings per common share — diluted.”

[2]	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.” See Appendix A on pages A-1 – A-2 for a reconciliation to the most directly comparable U.S. GAAP measure.
[3]

EBITDA is defined as earnings (i.e. “Net Income”) before interest, income taxes, depreciation and amortization. See Appendix A on pages A-1 – A-2 for a reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders.”

[4]	“Adjusted EBITDA margin” is defined as EBITDA excluding the impact of certain items as a percentage of reported sales.

Response to Say-On-Pay Vote & Stockholder Outreach

Following the Company’s 2014 Annual Meeting of Stockholders, we reviewed the results of the stockholder advisory vote on our executive compensation programs. Approximately 79% of the votes cast supported our compensation programs. The Compensation and Leadership Development Committee (“Committee”) carefully evaluated the results of the advisory vote from our 2014 Annual Meeting at subsequent meetings.

Throughout 2014, we engaged in discussions with a broad cross-section of stockholders to solicit feedback on our compensation programs. We view this as an important opportunity to develop broader relationships with key investors over the long–term and to engage in open dialogue on compensation and governance related issues. A substantial majority of our investors indicated they viewed our executive compensation program as sound. Even when supportive, our investors shared a number of observations which we took into account in evaluating ways to further enhance our executive compensation program and related disclosures. The table below summaries actions we took as a result of recent say-on-pay vote results and related engagement with our stockholders. As a result of our on-going engagement and communication with our stockholders both before and after our 2014 Annual Meeting, we have taken a number of actions to further enhance our executive compensation programs.

Executive Compensation Program Item	What We Heard From Stockholders	Actions We Took to Address Feedback

Long-Term Incentive (LTI) Mix	Strong preference for performance based equity	Effective January 1, 2014, we increased the Performance Share weighting in our LTI mix from 35% to 45% (continuing the trend that was started in 2012 when the Performance Share weighting was moved from 25% to 35%).
	Support for Relative Total Shareholder Return (“TSR”) as a metric in our Performance Share Program	Relative TSR and Return on Capital* are equally weighted measures in the Performance Share Program. Relative TSR was first used in 2011 and continued each year thereafter.

Annual Performance Award	Preference for greater weighting toward Net Income and Management Operating Cash Flow in the annual incentive program	The 2014 Performance Award design has 85% of the award linked to two critical measures for Dow — Net Income* and Management Operating Cash Flow*. Net Income is weighted at 50%, Management Operating Cash Flow is weighted at 35% and 15% is linked to personal goals and achievements.

Share Usage	Concern about share usage in our LTI program

We modified our LTI mix at all levels which significantly reduced our 2014 annual share usage compared to 2013 levels. Grants reflecting this shift appear for the first time in this proxy statement.

•  Share usage for 2014 totaled 7.9 million shares versus 2013 share usage of 21.8 million shares.

•  Our annual burn rate for shares decreased to 0.43% in 2014 from 1.65% in 2013 using a 1:1 counting method.

•  Year to date share usage in 2015 totaled 7.5 million shares, continuing the significant reduction in share usage that began in 2014.

2015 Proxy Statement	ii

PROXY STATEMENT SUMMARY (continued)

Executive Compensation Program Item	What We Heard From Stockholders	Actions We Took to Address Feedback

Disclosure	Desire for greater clarity on our incentive plan metrics	We added additional disclosure in this proxy statement on our metrics and the mechanics of our incentive programs.
	Desire for additional clarity on how we use our Survey Peer Group and TSR Peer Group	We added more detail in this proxy statement on our two peer groups and how they are used.
*	These measures are non-GAAP financial measures. For additional information on the use of these financial performance measures, please see the “Performance Award” and “Return on Capital” sections of “Section Two: The 2014 Executive Compensation Program in Detail” beginning on page 21 and Appendix A.

In addition to these most recent changes, over the past few years, the Committee and Board of Directors have made other changes to our compensation programs that further align executives’ compensation with stockholder interests.

Executive Compensation Program Item	Governance Best Practices and OtherFeedback	Actions We Have Taken

Incentive Plan Design	Incentive program maximum payout levels	In light of governance trends, we reduced the maximum payout level of our annual and long-term incentive programs from 250% to 200%.

Stock Ownership Requirements	Rigorous stock ownership requirements in place for both Directors and Management

In 2013, the Board approved an increase to the stock ownership guidelines for Non-Employee Directors – to five times their annual meeting retainer fee.

Stock ownership requirements levels for executive management were increased in 2012.

Director Compensation	Appropriate mix of equity and cash	In 2013, the Governance Committee and the Board increased the weighting of equity in the total compensation structure for Non-Employee Directors. Equity now represents 54% of the total compensation structure, up from 48%.

Perquisites	Limited perquisites for named executive officers	Eliminated the car perquisite for NEOs (other than the CEO) in 2012.

Change-in-Control Agreements	No new or modified change in control agreements	The Board prohibits new or amended change-in-control agreements. Under legacy change-in-control agreements, an executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (“double trigger”).

How Executive Compensation is Aligned with Company Performance

The objectives of Dow’s compensation program, set by the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors, are to align executives’ compensation with Dow’s short-term and long-term financial and operational performance and to provide the compensation framework to attract, retain and motivate key executives who are critical to achieving Dow’s vision, strategy and our long-term success. To achieve these objectives:

•

We target all elements of our compensation programs to provide a competitive compensation opportunity at the median of our peer group (the “Survey Peer Group”) of companies whose compensation is surveyed by the Committee. Actual payouts under these programs can be above or below the median based on Company and personal performance.

•

At least 70% of the total compensation opportunity for each of our Named Executive Officers (“NEOs”) is variable performance-based compensation tied to critical financial measures that drive shareholder value and consist of metrics used to report financial results in our quarterly earnings releases.

Compensation Element	Financial Metrics
Short-Term Incentive: Annual Performance Award Program	Net Income* Management Operating Cash Flow*
Long-Term Incentives: Performance Share Program	Relative Total Shareholder Return (“TSR”) Return on Capital*

•

We emphasize stock ownership. LTI awards are delivered as equity-based awards to senior executives. Dow executives are required to maintain, until retirement, between four and six times their annual base salary in Dow stock. This encourages managing from an owner’s perspective and better aligns their financial interests with those of Dow stockholders.

iii	2015 Proxy Statement

PROXY STATEMENT SUMMARY (continued)

•	Our executives participate in the same group benefit programs, including pension and retirement plans, on substantially the same terms as other salaried employees.

•	Our executives are provided limited perquisites which are granted to facilitate strong, focused performance on their jobs.

•	The Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall Company performance.

*	These measures are non-GAAP financial measures. For additional information on the use of these financial performance measures, please see the “Performance Award” and “Return on Capital” sections of “Section Two: The 2014 Executive Compensation Program in Detail” beginning on page 21.

Board Nominees

Each director nominee is elected annually by a majority of votes cast. The following table provides summary information about each director nominee.

Nominee	Age	Director Since	Principal Occupation	Committees
Ajay Banga	55	2013	President and Chief Executive Officer, MasterCard Incorporated	Compensation
Jacqueline K. Barton	62	1993	Professor of Chemistry & Chair, Division of Chemistry & Chemical Engineering, California Institute of Technology	EHS&T (Chair)
James A. Bell	66	2005	Former Executive Vice President, Corporate President & CFO, The Boeing Company	Audit (Chair) Governance
Richard K. Davis	56	—	Chairman, President and Chief Executive Officer, U.S. Bancorp	—
Jeff M. Fettig (Lead Director)	57	2003	Chief Executive Officer and Chairman, Whirlpool Corporation	Compensation Governance (Chair)
Andrew N. Liveris	60	2004	President, Chief Executive Officer and Chairman, The Dow Chemical Company	—
Mark Loughridge	61	2015	Former Chief Financial Officer, International Business Machines	Audit
Raymond J. Milchovich	65	2015	Lead Director, Nucor Corporation and Former Chairman and Chief Executive Officer, Foster Wheeler AG	Compensation
Robert S. (Steve) Miller	73	2015	Non-Executive Chairman, American International Group (AIG)	EHS&T Governance
Paul Polman	58	2010	Chief Executive Officer, Unilever PLC/NV	EHS&T
Dennis H. Reilley	61	2007	Non-Executive Chairman, Marathon Oil Corporation	Compensation (Chair) Governance
James M. Ringler	69	2001	Chairman, Teradata Corporation	Audit
Ruth G. Shaw	66	2005	Former Executive Advisor, Duke Energy Corporation	Audit

Corporate Governance Highlights

As part of Dow’s commitment to high ethical standards, the Board follows sound governance practices. These practices are described in more detail beginning on page 8 and our website: www.DowGovernance.com.

Board Independence	12 of 13 Directors standing for re-election or election are independent
Independent Lead Director with clearly identified roles and responsibilities (Jeff Fettig)
Director Elections	Annual Board elections
Directors are elected by a majority of votes cast
Directors not elected by a majority of votes are subject to the Company’s resignation policy
Board Practices	Non-management Board members meet in executive session without management
Annual Board and Committee Evaluations
Board member orientation and education
Stock Ownership Requirements	Our non-management Directors are expected to hold five times the annual retainer fee within five years after joining the Board
Board members must hold all restricted shares until retirement
We prohibit executives and directors from hedging or pledging company stock
Stockholder Rights	Stockholder right to call special meetings (25%)
No super-majority voting requirements

2015 Proxy Statement	iv

2015 ANNUAL MEETING OF STOCKHOLDERS

THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

This Proxy Statement is issued in connection with the 2015 Annual Meeting of Stockholders of The Dow Chemical Company to be held on May 14, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

THURSDAY, MAY 14, 2015 AT 10:00 A.M. EDT

The 2015 Proxy Statement and 2014 Annual Report (with Form 10-K)

are available at https://materials.proxyvote.com/260543

VOTING AND ATTENDANCE PROCEDURES

In the following pages of this Proxy Statement, you will find information on your Board of Directors, the candidates for election to the Board, and three other agenda items to be voted upon at the 2015 Annual Meeting of Stockholders (the “Meeting”) and any adjournment or postponement of the 2015 Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company’s corporate governance and compensation practices. References in this document to “the Company” and “Dow” mean The Dow Chemical Company. This Proxy Statement is first being distributed to stockholders on or about March 27, 2015.

Vote Your Shares in Advance

You may vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy or other voting form. Your shares will be voted if the proxy or voting form is properly executed and received by the independent Inspector of Election prior to the 2015 Meeting. Except as provided below with respect to shares held in employees’ savings plans, if no specific instructions are given by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your proxy or voting instructions at any time before their use at the 2015 Meeting by sending a written revocation, by submitting another proxy or voting form on a later date, or by attending the 2015 Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company’s management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company’s employees’ savings plans, and requires the appointment of an independent tabulator and Inspector of Election for the 2015 Meeting.

Dividend Reinvestment Plan Shares and Employees’ Savings Plans Shares

If you are enrolled in the dividend reinvestment plan (“DRP”), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The DRP administrator, Computershare Trust Company, N.A., will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by your Board of Directors.

Participants in various employees’ savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Plan” or the “Plans”), will receive, as appropriate, a confidential voting instruction form. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

To allow sufficient time for voting by the Trustees and/or administrators of the Plans, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 11, 2015.

2015 Proxy Statement	1

VOTING AND ATTENDANCE PROCEDURES (continued)

Dow Shares Outstanding and Quorum

At the close of business on the record date, March 16, 2015, there were 1,152,022,939 shares of Dow common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There were 4,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock outstanding; however, no such shares of preferred stock outstanding as of the record date are entitled to vote. The holders of at least 50% of the issued and outstanding shares of common stock entitled to vote that are present in person or represented by proxy constitute a quorum for the transaction of business at the 2015 Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the 2015 Meeting. Broker non-votes occur when a person holding shares in “street name,” meaning that their shares are held in a nominee name or beneficially through a bank or brokerage firm, does not provide instructions as to how to vote their shares and the broker is not permitted to exercise voting discretion. Under New York Stock Exchange rules, your broker may vote shares held in street name on the Ratification of the Appointment of the Independent Registered Public Accounting Firm without instruction from you, but may not vote on any other matter to be voted on at the 2015 Meeting without instruction from you.

Proxy Solicitation on Behalf of the Dow Board

Your Board of Directors is soliciting proxies to provide an opportunity to all stockholders to vote on agenda items, whether or not the stockholders are able to attend the 2015 Meeting or an adjournment or postponement thereof. Proxies may be solicited on behalf of the Board in person, by mail, by telephone or by electronic communication by Dow officers and employees. The proxy representatives of the Board of Directors will not be specially compensated for their services in this regard.

Dow has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $50,000, plus out-of-pocket expenses. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed by Dow on request. The cost of solicitation will be borne by the Company.

Attending the 2015 Meeting

A ticket of admission or proof of stock ownership is necessary to attend the 2015 Meeting. A ticket is included with your proxy materials. Stockholders with registered accounts (meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of our stock transfer agent) or who are participants in the Dividend Reinvestment Program or employees’ savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in street name should bring their ticket of admission. Street name holders without tickets of admission will need proof of record date ownership for admission to the 2015 Meeting, such as a letter from the bank or broker. In addition, street name holders who wish to vote in person at the 2015 Meeting must obtain a “legal proxy” from the bank, broker or other holder of record that holds their shares in order to be entitled to vote at the 2015 Meeting. All stockholders wishing to attend the meeting should also bring and present a government issued photo identification for admittance to the 2015 Meeting.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. Proxy holders are asked to present their credentials in the lobby before the 2015 Meeting begins. If you are unable to attend the 2015 Meeting, please listen to the live webcast at the time of the 2015 Meeting, or the replay after the event, at www.DowGovernance.com.

2	2015 Proxy Statement

AGENDA ITEM 1

ELECTION OF DIRECTORS

In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated Ajay Banga, Jacqueline K. Barton, James A. Bell, Richard K. Davis, Jeff M. Fettig, Andrew N. Liveris, Mark Loughridge, Raymond J. Milchovich, Robert S. Miller, Paul Polman, Dennis H. Reilley, James M. Ringler and Ruth G. Shaw for election as Directors, to serve for a one-year term that expires at the Annual Meeting in 2016, and until their successors are elected and qualified. Arnold A. Allemang is not standing for re-election at the Annual Meeting, and the Board thanks him for his exemplary service to the Company.

Each nominee, except Mr. Davis, is currently serving as a Director and each has consented to serve for the new term. Directors Loughridge, Milchovich and Miller joined the Board following the 2014 Annual Meeting having been elected by the Board to serve as Directors effective January 1, 2015. Messrs. Milchovich and Miller were recommended for nomination as Directors by a stockholder of the Company. Messrs. Davis and Loughridge were recommended for nomination as Directors by the Company’s Chairman and several independent Directors.

Messrs. Davis, Loughridge, Milchovich and Miller were appointed to the Board and/or nominated for election at the 2015 Meeting pursuant to an agreement dated as of November 20, 2014, between the Company and certain investment funds (Third Point LLC, Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P. and Third Point Reinsurance Co. Ltd. (collectively “Third Point”)). Pursuant to this agreement, Third Point designated Messrs. Milchovich and Miller as nominees for election as Directors at the 2015 Meeting, the Company designated Messrs. Davis and Loughridge as nominees for election as Directors at the 2015 Meeting, and the Governance Committee and the Board identified nine other nominees for election as Directors at the 2015 Meeting.

All nominees, except Messrs. Davis, Loughridge, Milchovich and Miller, have previously been elected as Directors by the Company’s stockholders. Information in the biographies below is current as of February 16, 2015. Please see pages 12 to 14 for additional information on “Director Qualifications and Diversity.”

The Board of Directors unanimously recommends a vote FOR the election of ALL of these nominees as Directors.

The Company’s Bylaws prescribe the voting standard for election of Directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of Directors to be elected. Under this standard, a nominee must receive more “for” than “against” votes to be elected. Abstentions and broker non-votes are not counted in determining whether a nominee is elected. Under the Company’s Corporate Governance Guidelines, if a nominee who already serves as a Director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote executed proxies “for” the candidates nominated by the Board unless contrary voting instructions are provided. If something unanticipated should occur prior to the 2015 Meeting making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

The New York Stock Exchange rules do not permit brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of Company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on this matter. Please follow the instructions set forth in the voting information provided by your bank or broker.

2015 Proxy Statement	3

AGENDA ITEM 1 (continued)

Ajay Banga, 55. President and Chief Executive Officer, MasterCard Incorporated. Director since 2013.

MasterCard Incorporated (a technology company in the global payments industry) – President and Chief Executive Officer, July 2010 to date; Board Member, April 2010 to date; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International Incorporated, August 2009-July 2010. Citigroup (a provider of financial services) – Chief Executive Officer of Citigroup Asia Pacific region, March 2008-August 2009. Previous positions from 1996 to 2009 included Chairman and Chief Executive Officer of Citigroup’s International Global Consumer Group, Executive Vice President of Citigroup’s Global Consumer Group, President of Citigroup’s Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. PepsiCo (a worldwide food and beverage company) – 1994-1996. Nestlé (a worldwide food company) – 1981-1994. Chairman of the U.S.-India Business Council. Vice Chairman of the Business Council. Member of the Executive Committee of the Business Roundtable. Member of the International Business Committee of the World Economic Forum, the Council on Foreign Relations, Weill Cornell Medical College Board of Overseers and The Economic Club of New York. Board member of The Financial Services Roundtable, The American Red Cross and the New York City Ballet. Fellow of the Foreign Policy Association and was awarded the Foreign Policy Association Medal in 2012.

Director of MasterCard Incorporated. Former director of Kraft Foods Group, Inc. (2007-2012).

Jacqueline K. Barton, 62. Arthur and Marian Hanisch Memorial Professor of Chemistry, Chair, Division of Chemistry and Chemical Engineering, California Institute of Technology. Director since 1993.
California Institute of Technology – Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Chair, Division of Chemistry and Chemical Engineering, 2009 to date. Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-1982. Columbia University – Assistant Professor 1983-1985, Associate Professor 1985-1986, Professor of Chemistry and Biological Sciences 1986-1989. Recipient of the 2010 National Medal of Science, the highest honor bestowed by the United States government on scientists, and the 2015 Priestley Medal, the highest honor bestowed by the American Chemical Society. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000, National Academy of Sciences member 2002 and Institute of Medicine member 2012. Named Outstanding Director 2006 by the Outstanding Director Exchange (ODX); 2013 Director of the Year Award, Forum for Corporate Directors. 2014 American Chemical Society Fellow.

James A. Bell, 66. Former Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company. Director since 2005.

The Boeing Company (an aerospace company and manufacturer of commercial jetliners and military aircraft) – Executive Vice President, Corporate President and Chief Financial Officer, 2008 to 2012; Executive Vice President, Finance and Chief Financial Officer 2003-2008; Senior Vice President of Finance and Corporate Controller 2000-2003. Previous positions include Vice President of Contracts and Pricing for Boeing Space and Communications 1996-2000; Director of Business Management of the Space Station Electric Power System at Boeing Rocketdyne unit 1992-1996.

Director of J.P. Morgan Chase & Co.

Richard K. Davis, 56. Chairman, President and Chief Executive Officer, U.S. Bancorp. Nominee for Director.

U.S. Bancorp (a financial services holding company) – Chairman 2007 to date; Chief Executive Officer 2006 to date; President 2004 to date. Various management positions at U.S. Bancorp since joining StarBanc Corporation, one of its predecessors, in 1993 as Executive Vice President.

Director of Xcel Energy.

4	2015 Proxy Statement

AGENDA ITEM 1 (continued)

Jeff M. Fettig, 57. Chairman and Chief Executive Officer of Whirlpool Corporation. Director since 2003. Lead Director since 2011.

Whirlpool Corporation (a manufacturer of home appliances) – Chairman and Chief Executive Officer 2004 to date; President and Chief Operating Officer 1999-2004; Executive Vice President 1994-1999; President, Whirlpool Europe and Asia 1994-1999; Vice President, Group Marketing and Sales, North American Appliance Group 1992-1994; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-1992; Vice President, Marketing, KitchenAid Appliance Group 1989-1990; Director, Product Development 1988-1989. Director of the Indiana University Foundation. Member of the National Board of Governors for the Boys & Girls Club.

Director of Whirlpool Corporation.

Andrew N. Liveris, 60. Dow President, Chief Executive Officer and Chairman. Director since 2004.

Employee of Dow since 1976. President and Chief Operating Officer 2003-2004. President and Chief Executive Officer 2004 to date and Chairman 2006 to date.

Vice Chairman of the Business Roundtable; Executive Committee Member and past Chairman of the U.S. Business Council; Past Chairman of the U.S.-China Business Council, American Chemistry Council, The International Council of Chemical Associations and the President’s Advanced Manufacturing Partnership. Member of the President’s Export Council, the American Australian Association and the Peterson Institute for International Economics. Member of the Board of Trustees of The Herbert H. and Grace A. Dow Foundation, the California Institute of Technology and the United States Council for International Business.

Director of International Business Machines Corporation. Former director of Citigroup, Inc. (2005-2011).

Mark Loughridge, 61. Former Chief Financial Officer of International Business Machines. Director since January 1, 2015.

International Business Machines Corporation (a manufacturer of computer hardware and software and IT consulting services) – Chief Financial Officer May 2004-December 2013. Member of the Council on Chicago Booth.

Director of The Vanguard Group.

Raymond J. Milchovich, 65. Lead Director of Nucor Corporation and Former Chairman and Chief Executive Officer of Foster Wheeler AG. Director since January 1, 2015.

Nucor Corporation (a producer of steel and iron) – Director 2002-2007 and 2012-current; Lead director September 2013 to date. Foster Wheeler AG (a company that engineers and constructs facilities for oil and gas, liquid natural gas, refining, chemical, pharmaceutical and power industries) – Non-executive Chairman of the Board and Consultant 2010 to November 2011; Chairman and Chief Executive Officer 2007-2010; Chairman, President and Chief Executive Officer 2001-2007. Delphi Corporation (a manufacturer of automotive electronics, systems, modules and components) – Director 2005-2009.

Director of Nucor Corporation. Former director of Foster Wheeler AG (2001-2011).

2015 Proxy Statement	5

AGENDA ITEM 1 (continued)

Robert S. Miller, 73. Non-Executive Chairman of American International Group Inc. (AIG). Director since January 1, 2015.

American International Group Inc. (a provider of insurance and financial services) – Non-Executive Chairman of the Board May 2009 to date. Hawker Beechcraft, Inc. (a manufacturer of aircraft) – Chief Executive Officer February 2012 to February 2013. Delphi Corporation (a manufacturer of automotive electronics, systems, modules and components) – Executive Chairman 2007-2009; Chairman and Chief Executive Officer July 2005-January 2007.

Director of American International Group, Inc. and Symantec Corporation. Former director of Hawker Beechcraft, Inc. (2012-2013), and UAL Corporation (United Airlines) (2003-2010).

Mr. Miller was Chief Executive Officer of Hawker Beechcraft, Inc. when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in May 2012.

Paul Polman, 58. Chief Executive Officer of Unilever PLC and Unilever N.V. Director since 2010.

Unilever PLC and Unilever N.V. (a provider of nutrition, hygiene and personal care products) – Chief Executive Officer January 2009 to date. Nestlé S.A. (a worldwide food company) – Executive Vice President of Americas, January 2008 to September 2008; Chief Financial Officer 2006-2008. The Procter & Gamble Company (a provider of consumer, pharmaceutical, cleaning, personal care and pet products) – Group President Europe 2001-2006. CFO of the Year 2007, Investor Magazine; Carl Lindner Award 2006, University of Cincinnati; WSJ/CNBC European Business Leader of the Year 2003. Member of United Nations high level task force on post 2015 development goals. President of the Kilimanjaro Blindtrust/Chair of Perkins International Advisory Board. Board member of Global Consumer Goods Forum. Member: International Business Council of WEF, Swiss American Chamber of Commerce and vice chair of the World Business Council for Sustainable Development. Member of the B-Team (a global initiative to help transform the future of business). Honorary degrees from Universities of Northumbria, UK in 2000 and University of Cincinnati in 2009.

Director of Unilever PLC and Unilever N.V.

Dennis H. Reilley, 61. Non-Executive Chairman of Marathon Oil Corporation. Director since 2007.

Marathon Oil Corporation (an oil and natural gas exploration and production company) – Non-Executive Chairman, January 2014 to date; Board member 2002 to date. Covidien public limited company (a provider of healthcare products) – Non-Executive Chairman, 2007-2008; Board member, 2007 to January 2015. Praxair, Inc. (a provider of gases and coatings) – Chairman 2000-2007; President and Chief Executive Officer 2000-2006. E.I. du Pont de Nemours & Co. – Executive Vice President and Chief Operating Officer 1999-2000; Executive Vice President 1997-1999; Vice President and general manager, Lycra business 1996-1997; Vice President and general manager, specialty chemicals business 1994-1995; Vice President and general manager, titanium dioxide business 1990-1994. Prior to 1989, held various senior executive positions with Conoco. Former Director of the Conservation Fund. Former Chairman of the American Chemistry Council. Trian Advisory Partners – Member, 2015 to date.

Director of Marathon Oil Corporation. Former director of Covidien public limited company (2007 to January 2015) and H.J. Heinz Company (2005-2013).

6	2015 Proxy Statement

AGENDA ITEM 1 (continued)

James M. Ringler, 69. Chairman of Teradata Corporation. Director since 2001.

Teradata Corporation (a provider of database software, data warehousing and analytics) – Chairman, October 2007 to date. NCR Corporation (a producer of automated teller machines and point of sale devices) – Director and Chairman 2005-2007. Illinois Tool Works, Inc. – (following its merger with Premark International, Inc.), Vice Chairman 1999-2004. Premark International, Inc. – Chairman 1997-1999; Director 1990-1999; Chief Executive Officer 1996-1999; President and Chief Operating Officer 1992-1996; Executive Vice President 1990-1992. Tappan Company – President and Chief Operating Officer 1982-1986; White Consolidated Industries’ Major Appliance Group – President 1986-1990 (both subsidiaries of Electrolux AB).

Director of Teradata Corporation, Autoliv Inc., John Bean Technologies Corporation and FMC Technologies, Inc. (John Bean Technologies Corporation was spun-off from FMC Technologies, Inc. in 2008.) Former director of Ingredion Incorporated (2001-2014).

Ruth G. Shaw, 66. Former Executive Advisor of Duke Energy Corporation. Director since 2005.

Duke Energy Corporation (a provider of electricity and natural gas) – Executive Advisor, October 2006 to May 2008; Group Executive, Public Policy and President, Duke Nuclear, April 2006 to October 2006; President and Chief Executive Officer, Duke Power Company 2003-2006; Executive Vice President and Chief Administrative Officer 1997-2003; President of The Duke Energy Foundation 1994-2003; Senior Vice President, Corporate Resources 1994-1997; Vice President, Corporate Communications 1992-1994. President, Central Piedmont Community College, Charlotte, NC 1986-1992. President, El Centro College, Dallas, TX 1984-1986. Foundation Board of Trustees for the University of North Carolina at Charlotte: Carolina Thread Trail Governing Board. Director, Foundation for the Carolinas.

Director of DTE Energy Company.

2015 Proxy Statement	7

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Corporate Governance Guidelines without charge by contacting the Office of the Corporate Secretary.* These Guidelines were adopted by the Board of Directors in order to set forth key areas of importance in Dow corporate governance.

The Board of Directors

The ultimate authority to oversee the business of the Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company’s officers, assigns to them responsibility for management of the Company’s operations, and reviews their performance.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s Director independence standards listed on the Company’s corporate governance website (www.DowGovernance.com). These standards incorporate the criteria in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board. Based upon these standards, the Board has determined that the following members of and nominees for election to the Board are independent: Directors Banga, Barton, Bell, Davis, Fettig, Loughridge, Milchovich, Miller, Polman, Reilley, Ringler and Shaw. These independent Directors constitute a substantial majority of the Board, consistent with Board policy.

When assessing independence, the Governance Committee and the Board consider all relationships between the Directors and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Company screens for such relationships using an annual Directors and Officers Questionnaire that requires disclosure, among other things, of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Given the large size of our Company and its diverse commercial and geographic markets, there are times when Dow sells products to, or purchases products or services from, other companies for which Dow Directors serve as executive officers or directors. The Governance Committee and the Board took into account the fact that Messrs. Bell, Davis, Fettig, Loughridge and Polman served as executive officers during all or a portion of the past three years of entities with which Dow made purchases or sales. All such purchases and sales were made at arms-length, on commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s consolidated gross revenues in each of the last three fiscal years. In fact, in all cases the amounts were below 0.45%. With respect to Boeing there were no purchases in 2013 or 2014, with respect to U.S. Bancorp there were no sales or purchases in 2014, while with respect to Whirlpool, International Business Machines and Unilever there were sales to and purchases from each entity which in all cases were below the 0.45% amount referenced above.

Board Leadership Structure

Since 2006, Andrew N. Liveris has served as the Chairman, Chief Executive Officer, and President of the Company. Jeff M. Fettig has served as the Lead Director since May 2011.

The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure at the Company has varied over time and has included combined roles, election of a presiding or lead director, separation of roles, and other transition arrangements for succession planning. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

8	2015 Proxy Statement

CORPORATE GOVERNANCE (continued)

The Board has determined that the Company and its stockholders are currently best served by having one person serve as Chairman and CEO as it allows for a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Liveris’ service as Chairman facilitates the Board decision-making process because Mr. Liveris has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues. Mr. Liveris is the only member of executive management who is also a Director.

As part of the decision to elect Mr. Liveris as Chairman, the independent Directors on the Board elected a Lead Director with clearly defined leadership authority and responsibilities. The independent Directors annually elect one independent Director (who has served at least one full year on the Board) to serve as Lead Director. Mr. Fettig currently serves as Lead Director. Among other responsibilities, the Lead Director works with the Chairman to call Board meetings and set the Board agenda, and determines the appropriate materials to be provided to the Directors. He leads executive sessions of the Board and other meetings at which the Chairman is not present, has the authority to call meetings of the independent Directors, facilitates communication between the Board and management, and serves as focal point for stockholder communications and requests for consultation addressed to independent Directors. The Lead Director may retain outside professionals on behalf of the Board as the Board may determine is necessary and appropriate. These responsibilities are detailed in the Corporate Governance Guidelines that are available at www.DowGovernance.com. Contact information for the Lead Director is shown below under “Communication with Directors.”

The election of Mr. Liveris as both Chairman and CEO promotes unified leadership and direction for the Board and executive management. The appointment of the Lead Director and the use of executive sessions of the Board, along with the Board’s strong independent committee system and substantial majority of independent Directors, allows the Board to maintain effective risk oversight and provides that independent Directors oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of Directors, compliance program and the development and implementation of our corporate governance programs.

Risk Oversight

The Board of Directors is responsible for overseeing the overall risk management process for the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the Committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan, and each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charters.

The oversight responsibility of the Board and Committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The Audit Committee is responsible for overseeing that management implements and follows this risk management process and for coordinating the outcome of reviews by the other Committees in their respective risk areas. In addition, the enterprise risk management model and process are reviewed with the Board of Directors annually and the Board recognizes that risk management and oversight comprise a dynamic and continuous process.

The strategic plan and critical issues and opportunities are presented to the Board each year by the CEO and senior management. Throughout the year, management reviews any critical issues and actual results compared to plan with the Board and relevant Committees. Members of executive management are also available to discuss the Company’s strategy, plans, results and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 53, the Audit Committee regularly meets in executive sessions and holds separate executive sessions with the lead client service partner of the independent registered public accounting firm, internal auditor, general counsel and other management as appropriate.

The Committees undertake numerous risk oversight activities related to their charter responsibilities. For example, the Compensation and Leadership Development Committee regularly reviews any potential risks associated with the Company’s compensation policies and practices (see “Compensation Program Risk Analysis” on page 34 of this Proxy Statement). As another example, the Environment, Health, Safety and Technology Committee regularly reviews the Company’s operational risks including those risks associated with process and product safety, public policy, and reputation risks.

2015 Proxy Statement	9

CORPORATE GOVERNANCE (continued)

Communication with Directors

Stockholders and other interested parties may communicate directly with the full Board, the Lead Director, the non-management Directors as a group, or with specified individual Directors by any of several methods. These methods of communication include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and the “Contact Us” feature of Dow’s corporate governance website at www.DowGovernance.com. The Lead Director and other non-management Directors may also be contacted by email addressed to LeadDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message.

Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam”; advertisements; mass mailings; form letters and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission by the Office of the Corporate Secretary. Any omitted or deleted communication will be made available to any Director upon request.

Board and Committee Meetings; Annual Meeting Attendance

There were 11 Board meetings in 2014 and 30 Board Committee meetings. All of the Directors attended more than 75% of the sum of the total number of Board meetings and the total number of meetings of the Board Committees on which the Director served during the past year. The Directors are encouraged to attend all Annual Meetings of Stockholders, and in 2014 nine of the ten Directors then serving attended, with the exception of Mr. Polman who was unable to attend due to a conflict with the annual general meetings of Unilever PLC/Unilever N.V. (the entities for which he serves as Chief Executive Officer).

Executive Sessions of Directors

The non-management Directors meet in executive session, chaired by the Lead Director (currently Mr. Fettig), in connection with each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. In 2014, there were eight executive sessions of the Board of Directors. The Audit, Compensation and Leadership Development, and Governance Committees of the Board typically meet in executive session in connection with every Committee meeting.

Board Committees

Board Committees perform many important functions. The responsibilities of each Committee are stated in the Bylaws and in their respective Committee charters, which are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Committee charters without charge by contacting the Office of the Corporate Secretary.* The Board, upon the recommendation of the Governance Committee, elects members to each Committee and has the authority to change Committee chairs, memberships and the responsibilities of any Committee. A brief description of the current standing Board Committees follows, with memberships listed as of March 16, 2015, the record date for the 2015 Meeting. The Audit Committee, Compensation and Leadership Development Committee, and Governance Committee are comprised entirely of independent Directors who meet the applicable independence requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission (as applicable) and the Company, including the heightened standards applicable to members of the Audit Committee and the Compensation and Leadership Development Committee.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

10	2015 Proxy Statement

CORPORATE GOVERNANCE (continued)

Standing Committee and Function	Chair and Members	Meetings in 2014
Audit Committee	J. A. Bell, Chair M. Loughridge J. M. Ringler R. G. Shaw	9

Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company’s system of disclosure controls and procedures and system of internal control over financial reporting. Has oversight responsibility for the performance of the Company’s internal audit function and compliance with legal and regulatory requirements. A more complete description of the duties of the Committee is contained in the Audit Committee charter available at www.DowGovernance.com.

Compensation and Leadership Development Committee	D. H. Reilley, Chair A. Banga J. M. Fettig R. J. Milchovich	6

Assists the Board in meeting its responsibilities relating to the compensation of the Company’s Chief Executive Officer and other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards. A more complete description of the duties of the Committee is contained in the Compensation and Leadership Development Committee charter available at www.DowGovernance.com.

Environment, Health, Safety and Technology Committee	J. K. Barton, Chair A. A. Allemang P. Polman R. S. Miller	5

Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of environment, health, safety and technology programs and initiatives that support the environment, health, safety, sustainability, innovation and technology policies and programs of the Company, and by advising the Board on matters impacting corporate citizenship and Dow’s public reputation. A more complete description of the duties of the Committee is contained in the Environment, Health, Safety and Technology Committee charter available at www.DowGovernance.com.

Governance Committee	J. M. Fettig, Chair J. A. Bell R. S. Miller D. H. Reilley	10

Assists the Board on all matters relating to the selection, qualification, and compensation of members of the Board, as well as any other matters relating to the duties of Board members. Acts as a nominating committee with respect to recommending to the Board candidates for Directors and makes recommendations to the Board concerning the size of the Board and structure of committees of the Board. Assists the Board with oversight of governance matters, including the Company’s Corporate Governance Guidelines and self-evaluations. A more complete description of the duties of the Committee is contained in the Governance Committee charter available at www.DowGovernance.com.

Board of Directors’ Terms

Dow’s Restated Certificate of Incorporation provides that all Directors stand for election at each Annual Meeting of Stockholders.

The Company’s Corporate Governance Guidelines provide that non-employee Directors should not be nominated for election to the Board following their 72nd birthday. Mr. Miller is a current Director who is being nominated for election to the Board at the 2015 Meeting, although he has already reached age 72. Mr. Miller was appointed to the Board and nominated for election for the 2015 Meeting pursuant to an agreement dated November 20, 2014, between the Company and certain investment funds (Third Point LLC, Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P. and Third Point Reinsurance Co. Ltd. (collectively “Third Point”)). Given the terms of the agreement and its own evaluation, the Board has determined that the current needs of the Board warrant the nomination of Mr. Miller to stand for re-election as a Director for the 2015 Meeting.

2015 Proxy Statement	11

CORPORATE GOVERNANCE (continued)

Director Qualifications and Diversity

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its Committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Governance Committee has adopted guidelines to be used in evaluating candidates for Board membership in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board and provide for diversity of membership, such as experience or expertise in some of the following areas: the chemical industry, global business, science and technology, finance and/or economics, corporate governance, public affairs, government affairs, and experience as chief executive officer, chief operating officer or chief financial officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Governance Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. These guidelines for Director qualifications are included in Dow’s Corporate Governance Guidelines, available at www.DowGovernance.com.

The guidelines for Director qualifications provide that a commitment to diversity is a consideration in the identification and nomination of Director candidates, and that candidates are evaluated to provide for a diverse and highly qualified Board. The Governance Committee and the full Board implement and assess the effectiveness of these guidelines and the commitment to diversity by referring to these guidelines in the review and discussion of Board candidates when assessing the composition of the Board and by including questions regarding the diversity of the Board membership in the Board’s annual self-evaluations.

The Governance Committee and the Board believe that the qualifications, skills, experience and attributes set forth generally above for all Directors and more specifically below for each of the Directors, support the conclusion that these individuals are qualified to serve as Directors of the Company and collectively possess a variety of skills, professional experience, and diversity of backgrounds allowing them to effectively oversee the Company’s business. As noted below, the Directors have a diverse combination of the following background and qualifications: leadership experience (including current and former chief executive officer, chief financial officer and other senior executive management positions) at major domestic and foreign companies with global operations in a variety of relevant fields and industries; experience on other public company boards (including chair positions); board or other significant experience with academic, research and philanthropic institutions and trade and industry organizations; and prior government or public policy experience. The Governance Committee and Board have determined that all of the Directors nominated for election meet the personal and professional qualifications identified in this section. Listed below are several of these key attributes as they apply to the individual Directors to support the conclusion that these individuals are highly qualified to serve on the Company’s Board of Directors. Please see pages 4 to 7 for the complete biographies for each of the nominees.

A. Banga	J.K. Barton

•    global business and leadership experience as Chief Executive Officer of MasterCard Incorporated

•    extensive experience and knowledge of international business operations and financial services which is particularly important given the global presence and financial aspects of the Company

•    active involvement with major business and public policy organizations including the U.S.-India Business Council, the Business Roundtable, the International Business Committee of the World Economic Forum, the Council on Foreign Relations, and the Foreign Policy Association

•    leadership experience as Chair of the Division of Chemistry and Chemical Engineering of California Institute of Technology

•    leadership, research, and teaching experience through positions at leading research universities including California Institute of Technology, Columbia University, and Hunter College-City University of New York which is particularly important given the Company’s research and innovation focus

•    active involvement with major science and technology organizations including the National Academy of Sciences and the American Chemical Society which contributes to understanding and addressing issues at the Company

12	2015 Proxy Statement

CORPORATE GOVERNANCE (continued)

J. A. Bell	R. K. Davis

•    global business and leadership experience as Chief Financial Officer of The Boeing Company

•    finance and accounting expertise including experience with and direct involvement and supervision in the preparation of financial statements and risk management

•    additional public company board experience as a director of J.P. Morgan Chase & Co. which provides additional corporate governance and financial expertise

•    global business and leadership experience as Chairman, President and Chief Executive Officer of U.S. Bancorp

•    extensive experience and knowledge of international business operations, financial services and capital allocation which is particularly important given the global presence and financial aspects of the Company

•    additional public company board experience including current service as Lead Director of Xcel Energy which provides additional corporate governance and compensation experience and financial expertise and board leadership experience

J. M. Fettig	A. N. Liveris

•    global business and leadership experience as Chairman and Chief Executive Officer of Whirlpool Corporation

•    extensive experience and knowledge of international business operations, manufacturing, marketing, sales and distribution which is particularly important given the global presence and nature of the operations of the Company

•    extensive experience and knowledge of consumer dynamics, branded consumer products, and end-user markets and servicing relevant to the business operations and focus of the Company

•    global business and leadership experience as Chairman and Chief Executive Officer of The Dow Chemical Company

•    involvement with major business, public policy, and international organizations including the Business Roundtable, U.S. Business Council, the President’s Advanced Manufacturing Partnership, and the President’s Export Council which contributes to understanding and addressing issues at the Company

•    additional public company board experience as a director of International Business Machines Corporation and academic institution governance experience as a trustee of the California Institute of Technology which provides additional corporate governance and compensation experience and financial expertise

M. Loughridge	R. J. Milchovich

•    global business and leadership experience as Chief Financial Officer of International Business Machines Corporation

•    finance and accounting expertise including experience with and direct involvement in and supervision of the preparation of financial statements, risk management, and capital allocation

•    experience as lead director of The Vanguard Group which provides additional corporate governance and financial expertise

•    global business and leadership experience as lead director of Nucor Corporation and former Chief Executive Officer of Foster Wheeler AG

•    finance and accounting expertise including experience with and direct involvement in and supervision of the preparation of financial statements and risk management

•    additional public company board experience as former director of Foster Wheeler AG and Delphi Corporation which provides additional corporate governance and compensation experience and financial expertise

R. S. Miller	P. Polman

•    global business and leadership experience as Non-Executive Chairman of American International Group

•    finance and accounting expertise including experience with and direct involvement and supervision in the preparation of financial statements and risk management as former CFO of Chrysler Corporation

•    additional public company board experience as a director of American International Group and Symantec and former director of Delphi Corporation and Hawker Beechcraft which provides additional corporate governance and compensation experience and financial expertise

•    global business and leadership experience as Chief Executive Officer of Unilever PLC and Unilever N.V.

•    extensive experience and knowledge of international business operations and global consumer product industries and end uses which is particularly important given the global presence and nature of the operations of the Company

•    active involvement with major trade, public policy and international organizations including the International Business Council of the World Economic Forum, Swiss American Chamber of Commerce, and the World Business Council for Sustainable Development which contributes to understanding and addressing issues at the Company

2015 Proxy Statement	13

CORPORATE GOVERNANCE (continued)

D. H. Reilley	J.M. Ringler

•    global business and leadership experience in multiple major corporations including Marathon Oil Corporation (non-executive Chairman), Covidien public limited company (former non-executive Chairman), Praxair, Inc. (former Chairman, President and Chief Executive Officer), E.I. du Pont de Nemours & Co. (former Chief Operating Officer), and Conoco, Inc., (various managerial and executive positions)

•    extensive experience and knowledge of the global oil, petrochemical and chemical industries which is particularly important given the global presence and nature of the operations of the Company

•    additional public company board experience as a director of Marathon Oil Corporation and former director of Covidien public limited company and H.J. Heinz which provides additional corporate governance and compensation experience and financial expertise

•    global business and leadership experience as Chairman of Teradata Corporation

•    extensive knowledge and experience in a variety of manufacturing industries which is particularly important given the global presence and nature of the operations of the Company

•    additional public company board experience as a director of Autoliv, Inc., John Bean Technologies Corporation, and FMC Technologies, Inc. which provides additional corporate governance and compensation experience and financial expertise

R.G. Shaw

•    global business and leadership experience with Duke Energy Corporation (former Group Executive and Executive Advisor) and Duke Power Company (former President and Chief Executive Officer) and leadership experience at academic institutions including Central Piedmont Community College (former President) and El Centro College (former President)

•    extensive knowledge of and experience with energy and power industries and markets including nuclear, coal, and natural gas which is particularly important given the global presence and nature of the operations of the Company

•    additional public company board experience including current service as a director of DTE Energy Co. which provides additional corporate governance and compensation experience and financial expertise

14	2015 Proxy Statement

CORPORATE GOVERNANCE (continued)

Recommendations and Nominations for Director

Among the Governance Committee’s most important functions is the selection of Directors who are recommended to the Board as candidates for election. The Committee has a long-standing practice of accepting stockholders’ suggestions of candidates to consider as potential Board members, as part of the Committee’s periodic review of the size and composition of the Board and its Committees. Such recommendations should be sent to the Governance Committee through the Corporate Secretary.*

Under the Company’s Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between the close of business on November 28, 2015, and the close of business on January 27, 2016. However, different deadlines apply if the Annual Meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s Annual Meeting. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. A copy of the Bylaws will be provided without charge to any stockholder who sends a request in writing to the Corporate Secretary.*

The Governance Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee to assist in identifying and evaluating potential candidates, stockholders, Company executives, and by self-nomination. The Governance Committee uses the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The evaluation of new Director candidates involves several steps, not necessarily taken in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes outlined above, as well as to the current needs of the Board for new members including considerations to ensure diversity of membership in accordance with the guidelines identified above. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Governance Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate’s schedule compatibility with the Company’s Board and Committee meeting dates.

Code of Business Conduct

All Directors, officers and employees of Dow are expected to be familiar with the Company’s Code of Business Conduct, and to apply it in the daily performance of their Dow responsibilities. The Code of Business Conduct is intended to focus employees, officers and Directors on our corporate values of integrity and respect for people, help them recognize and make informed decisions on ethical issues, help create a culture of the highest ethical and business standards, and provide mechanisms to report unethical conduct. The full text of Dow’s Code of Business Conduct is available at www.DowGovernance.com. Stockholders may receive a printed copy of the Code of Business Conduct without charge by contacting the Office of the Corporate Secretary.* In addition, we will disclose on our website any waiver of or amendment to our Code of Business Conduct requiring disclosure under applicable rules.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2015 Proxy Statement	15

CORPORATE GOVERNANCE (continued)

Certain Transactions and Relationships

Federal securities laws require public companies to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director and greater than 5% holders of Dow common stock. Companies are also required to describe their policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Dow’s Code of Business Conduct, and annual review of Director independence, the Company has long maintained procedures to monitor related person transactions. Upon the recommendation of the Governance Committee, the Board of Directors adopted a formal written policy on related person transactions on February 15, 2007 (the “Policy”).

The Governance Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

(1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year,

(2) the Company is a participant, and

(3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The Governance Committee is responsible to either approve or disapprove of the entry into the transaction, subject to the exceptions referenced below. If advance Committee approval of the transaction is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

The Governance Committee has determined that certain types of transactions in which related persons are not deemed to have a material interest under SEC rules shall be deemed to be preapproved by the Committee even if the amount involved will exceed $100,000.

As discussed above, the Governance Committee has responsibility for reviewing issues involving Director independence and related person transactions using information obtained from Directors’ responses to a questionnaire asking about their relationships with the Company, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by the Company related to transactions, relationships or arrangements between the Company on the one hand and a Director, officer or immediate family member on the other.

From time to time, the Company may have employees who are related to our executive officers and directors. An adult child of Charles J. Kalil (General Counsel and Executive Vice President) is employed by the Company in a non-executive position. In 2014 she received compensation in the approximate amount of $124,500, which amount and other terms of her employment is commensurate with that of her peers and determined on a basis consistent with the Company’s human resources policies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the U.S. Securities and Exchange Commission (“SEC”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its Directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2014.

16	2015 Proxy Statement

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with Company management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (“2014 Annual Report”), as incorporated by reference from this Proxy Statement.

The charter of the Committee can be found at www.DowGovernance.com.

D. H. Reilley, Chair

A. Banga

J. M. Fettig

R. J. Milchovich

2015 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

Section One – Executive Summary

2014 Company Results

2014 represented a milestone year for Dow. The Company drove continued progress against its stated commitments – enhancing adjusted return on capital, delivering adjusted earnings and adjusted EBITDA growth and expanding adjusted EBITDA margins amidst ongoing macroeconomic volatility. Dow continued to execute on its aggressive portfolio actions aligned with the Company’s market-driven strategy, reducing its exposure to non-strategic assets and businesses while at the same time achieving progress across key growth investments. Steps to further enhance commercial and operational productivity supported results and were underscored by the Company’s foundational focus on returning value to stockholders.

As a result of the Company’s disciplined approach to delivering on its priorities, Dow achieved a number of strategic milestones and performance records in 2014:

•

Full-year 2014 earnings were $3.11 per share, on an adjusted basis[1], or $2.87 per share on an as-reported basis. This compared with prior-year adjusted earnings[1] of $2.48 per share – or earnings of $3.68 per share as-reported.

•	Dow achieved record adjusted EBITDA[2] of $9.3 billion, or $8.9 billion on an as-reported basis[3] with adjusted EBITDA growth across all operating segments.

•	Adjusted EBITDA[4] margins expanded 140 basis points, with growth reported across all operating segments.

•

The Company accelerated portfolio management actions – with $2 billion in proceeds expected from divestitures of non-strategic assets and businesses signed or completed in 2014 – demonstrating progress against its previously stated target. The Company increased its divestiture target to $7 to 8.5 billion by mid-2016 – demonstrating its commitment to ongoing value creation.

•

Dow delivered $6.5 billion of cash flow from operations in 2014 – a reflection of the Company’s ongoing productivity focus. Excluding the K-Dow award, this represents a more than $320 million increase since 2013 and second consecutive year of record cash flow.

•

The Company delivered stockholders a record $6 billion through declared dividends and share repurchases – announcing two dividend increases during the year and restoring the Company’s dividend to historical levels.

•	The Company completed its initial $4.5 billion share buy-back program and announced an additional $5 billion in repurchases the Company expects to be completed in line with portfolio actions.

•

Dow achieved significant milestones with key, enterprise growth projects, including its investments to further enhance the Company’s industry-leading, low-cost feedstock position on the U.S. Gulf Coast and Sadara Chemical Company joint venture, together with the achievement of certain regulatory milestones for its ENLIST™ Weed Control System.

•	In Environment, Health and Safety – total unplanned events are at all-time low levels – exceeding 2013 performance by nearly 10 percent.

[1]

“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain items.” See Appendix A on pages A-1 – A-2 for a reconciliation of Adjusted earnings per share to “Earnings per common share — diluted”.

[2]	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.” See Appendix A on pages A-1 – A-2 for a reconciliation to the most directly comparable U.S. GAAP measure.
[3]

EBITDA is defined as earnings (i.e. “Net Income”) before interest, income taxes, depreciation and amortization. See Appendix A on pages A-1 – A-2 for a reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders.”

[4]	“Adjusted EBITDA margin” is defined as EBITDA excluding the impact of certain items as a percentage of reported sales.

18	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

Response to Say-On-Pay Vote and Stockholder Outreach

Following the Company’s 2014 Annual Meeting of Stockholders, we reviewed the results of the stockholder advisory vote on our executive compensation programs. Approximately 79% of the votes cast supported our compensation programs. The Committee carefully evaluated the results of the say-on-pay vote from our 2014 Annual Meeting at subsequent meetings.

Throughout 2014 both during the proxy solicitation period and following our 2014 Annual Meeting, we engaged in discussions with a broad cross-section of stockholders to solicit feedback on our compensation programs. We view this as an important opportunity to develop broader relationships with key investors over the long-term and to engage in open dialogue on compensation and governance related issues. We also held discussions with stockholders before year-end in advance of preparing for the 2015 proxy statement allowing for additional input and discussions.

A substantial majority of our investors indicated that they viewed our executive compensation program as sound and our engagement did not indicate a broad-based negative referendum on our compensation policies and practices. However, even when supportive, our investors shared a number of observations or concerns which we took into account in evaluating ways to further enhance our executive compensation programs and related disclosures. The table below summarizes actions we took both before and after our 2014 Annual Meeting as a result of recent say-on-pay vote results and our related engagement with our stockholders.

Executive Compensation Program Item	What We Heard From Stockholders	Actions We Took to Address Feedback

Long-Term Incentive (“LTI”) Mix	Strong preference for performance based equity	Effective January 1, 2014, we increased the Performance Share weighting in our LTI mix from 35% to 45% (continuing the trend that was started in 2012 when the Performance Share weighting was moved from 25% to 35%).
	Support for Relative Total Shareholder Return (“TSR”) as a metric in our Performance Share Program	Relative TSR and Return on Capital* continue to be equally weighted measures in the Performance Share Program. (Relative TSR was first used in 2011 and continued each year thereafter.)

Annual Performance Award	Preference for greater weighting toward Net Income and Management Operating Cash Flow in the annual incentive program	The 2014 Performance Award design has 85% of the award linked to two critical measures for Dow — Net Income* and Management Operating Cash Flow*. Net Income will be weighted at 50%, Management Operating Cash Flow will be weighted at 35% and 15% will be linked to personal goals and achievements.

Share Usage	Concern about share usage in our LTI program

We modified our LTI mix at all levels which significantly reduced our 2014 annual share usage compared to 2013 levels. Grants reflecting this shift appear for the first time in this proxy statement.

•  Share usage for 2014 totaled 7.9 million shares versus 2013 share usage of 21.8 million shares

•  Our annual burn rate for shares decreased to 0.43% in 2014 from 1.65% in 2013 using a 1:1 counting method

•  Year to date share usage in 2015 totaled 7.5 million shares, continuing the significant reduction in share usage that began in 2014.

Disclosure	Desire for greater clarity on our incentive plan metrics	We added additional disclosure in this proxy statement on our metrics and the mechanics of our incentive programs.
	Desire for additional clarity on how we use our Survey Peer Group and TSR Peer Group	We added more detail in this proxy statement on our two peer groups and how they are used.
*	These measures are non-GAAP financial measures. For additional information on the use of these financial performance measures, please see the “Performance Award” and “Return on Capital” section of “Section Two: The 2014 Executive Compensation Program in Detail” beginning on page 21 and Appendix A.

2015 Proxy Statement	19

COMPENSATION INFORMATION (continued)

In addition to these most recent changes, over the past few years, the Committee and Board have made other changes to our compensation programs that further align our executives’ compensation with stockholder interests.

Executive Compensation Program Item	Governance Best Practices and Other Feedback	Actions We Have Taken

Incentive Plan Design	Incentive program maximum payout levels	In light of governance trends, we reduced the maximum payout level of our annual and long-term incentive programs from 250% to 200%.

Stock Ownership Requirements	Rigorous stock ownership guidelines in place for both Directors and Management

In 2013, the Board approved an increase to the stock ownership guidelines for Non-Employee Directors – to five times their annual meeting retainer fee.

Stock ownership guideline levels for executive management were increased in 2012.

Director Compensation	Appropriate mix of equity and cash	In 2013, the Governance Committee and the Board increased the weighting of equity in the total compensation structure for Non-Employee Directors. Equity now represents 54% of the total compensation structure, up from 48%.

Perquisites	Limited perquisites for NEOs	Eliminated the car perquisite for NEOs (other than the CEO) in 2012

Change-in-Control Agreements	No new or modified change in control agreements	The Board prohibits new or amended change-in-control agreements. Under legacy change-in-control agreements, an executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (“double trigger”).

How Executive Pay is Linked to Company Performance

A number of financial and operational performance metrics directly affect amounts earned under our annual Performance Award incentive plan and our Performance Share program. The following tables show each of these performance metrics, their weighting, the rationale for each measure, target metrics, the actual result and payout result.

2014 Performance Award Program

Performance Measure Used (Weighting)	Rationale for Measure	Threshold Goal (in $ millions)	Target Goal (in $ millions)	Maximum Goal (in $ millions)	2014 Actual Results (in $ millions)	Payout
Net Income (50%)	Reflects operating strength, efficiency and profitability. Balances revenue growth with margin expansion.	$3,050	$3,600	$4,250	$3,709	117% (59% weighted)
Management Operating Cash Flow (35%)	Reflects our ability to translate earnings to cash which can be used to return capital to stockholders through increased dividends and share repurchase as well as prioritized organic growth investments in high return attractive markets.	$1,500	$2,500	$3,500	$3,160	166% (58% weighted)
Individual Performance (15%)	Reflects individual contributions and achievements of each executive.	n/a	n/a	n/a	Varies	Varies

2012-2014 Performance Share Program (Earned shares delivered in February 2015)

Performance Measure Used (Weighting)	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	Result/ Payout
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability.	8.5%	11.0%	13.5%	9.6% ROC / 62.4% Payout
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR.	26th Pctl.	51st Pctl.	76th Pctl.	38th Pctl./ 64.9% Payout
Total Payout					63.7%

20	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

NEO Pay-at a Glance

Consistent with our pay-for-performance philosophy, a significant portion of our NEO’s 2014 compensation consisted of variable performance-based annual and long-term incentives. The Committee assessed each NEO’s performance in the context of our stated 2014 operational and financial goals.

For 2014, the major Committee actions regarding our NEOs’ compensation were as follows:

•	Salaries generally were increased by 3%, based on peer group alignment.

•	Annual incentives under our Performance Award Program paid out at between 132% and 137% of target.

•	Grant date fair values of long-term equity awards granted in 2014 increased over prior year awards based on peer group alignment.

•

2011-2013 Performance Share awards vested in February 2014 at 24.7% of target, as reported in the “Option Exercises and Stock Vested for 2014” table on page 39 reflecting Relative TSR below the threshold level.

•

2012-2014 Performance Share awards vested in February 2015 at 63.7% of target, which will be reported in the 2016 proxy statement reflecting Return on Capital and Relative TSR results below the target level.

The table below shows our NEO’s total direct compensation awarded by the Committee for 2014.

Name	Base Salary ($)	Performance Award ($)	Deferred Stock Awards ($)	Performance Share Awards ($)	Option Awards ($)	Total Compensation ($)
Andrew Liveris	1,930,800	4,232,314	3,025,407	5,445,452	3,630,036	18,264,009
Howard Ungerleider	976,968	1,516,743	921,588	1,658,672	1,105,568	6,179,539
William Weideman	940,453	1,303,468	879,549	1,583,002	1,055,357	5,761,829
James Fitterling	976,968	1,539,213	921,588	1,658,672	1,105,568	6,202,009
Joe Harlan	976,968	1,505,508	879,549	1,583,002	1,055,357	6,000,384
Charles Kalil	1,029,659	1,427,107	837,510	1,507,799	1,005,030	5,807,106

SECTION TWO – THE 2014 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance. Base salaries for executives are benchmarked against similar jobs at other companies and are targeted at the median (50th percentile) of the Survey Peer Group after adjusting for Dow’s revenue size. Actual salaries reflect an individual’s responsibilities and more subjective factors, such as the Committee’s (and the CEO’s in the case of other NEOs) assessment of the individual NEO’s performance.

Changes in base salary for the NEOs, as well as for all Dow salaried employees, depend on compensation versus the external market for similar jobs, the individual’s current salary compared to the market, changes in job responsibilities and the employee’s contributions to Dow’s performance as determined by the Committee.

2014 Base Salary Decisions: All NEOs were given salary adjustments of 3% effective as of March 1, 2014, which was consistent with the salary adjustments provided to Dow’s salaried employee population. Messrs. Ungerleider and Fitterling received an additional adjustment based upon the Committee’s review of base salaries for comparable positions within Dow’s Survey Peer Group. There were no material differences between the Survey Peer Group of base salary values and the actual base salary for any of the NEOs.

Name	2013 Base Salary ($)	2014 Base Salary ($)	Percent Increase
Andrew Liveris	1,874,600	1,930,800	3%
Howard Ungerleider	851,180	976,968	15%
William Weideman	913,061	940,453	3%
James Fitterling	912,607	976,968	7%
Joe Harlan	948,506	976,968	3%
Charles Kalil	999,669	1,029,659	3%

2015 Proxy Statement	21

COMPENSATION INFORMATION (continued)

Performance Award

The Performance Award is an annual cash incentive program. Dow uses this component of compensation to reward employees for achieving critical annual Company goals. Meeting or exceeding our annual business and financial goals is important to executing our long-term business strategy and delivering long-term value to stockholders. No Performance Award is payable to NEOs or any officer of the Company unless pre-established minimum net income goals are achieved. The 1994 Executive Performance Plan establishes a minimum performance goal of $700 million of net income in order for NEOs to be eligible to receive a payout of the Company component of the Performance Award. This requirement is part of Dow’s strategy for complying with Internal Revenue Code Section 162(m).

Actual award payouts are determined each February following completion of the plan year by measuring the performance against each award component for the Company Component of the plan. The Committee reviews individual performance and contributions of the NEOs to determine the individual performance component payout level which can range from 0-30%.

2014 Performance Award Metrics and Design: The 2014 Performance Award Program focused participants on critical financial and operational goals. At the beginning of 2014, the Committee and the Board approved the financial and operational goals for the Company. In setting the goals for each measure listed below, the Committee considered the following:

•

2013 actual business results, the 2014 business plan and expected global macroeconomic conditions. The target goal is typically set at the expected business plan with thresholds and maximums representing a reasonable risk/reward profile around that target based upon global macroeconomic business conditions and stretch embedded in the business plan.

•	The Performance Award program covers nearly all ~53,000 Dow employees globally including the NEOs

•

The Committee may use discretion to adjust the earned award for all employees or executive management when all year-end results are known. If discretion is used to adjust awards, it will be clearly explained. No adjustments were made to the stated metrics for 2014.

The Committee also reviewed and approved the target award opportunity for each NEO which is expressed as a percentage of base pay. Individual award opportunities vary by job level and are targeted at the median level for comparable positions within the Survey Peer Group. There were no material differences between Dow’s Survey Peer Group median range of annual bonus targets and the target Performance Award for any of the NEOs.

The amount earned is equal to a participant’s target award times the sum of the Company performance results and individual performance assessment. The actual results for each performance measure can range from 0-200% of target, and are weighted as indicated in the table below.

The 2014 Performance Award corporate target goals and 2014 results are shown below. Net Income (excluding certain items) is a non-GAAP measure used by the Company in presentations to investors and is the primary financial metric in our plan. We exclude the impact of certain items from both our presentations to investors and our executive compensation performance calculations because they are not reflective of our underlying operations for the particular period in which they are recorded and, therefore, could mask our underlying operating trends. See Appendix A on pages A-1 – A-2 for a reconciliation and explanation of the items we exclude. Management Operating Cash Flow is a non-GAAP measure of cash from operations defined as net income excluding certain items plus depreciation and amortization minus capital spending and plus the change in trade working capital.

Performance Measure Used (Weighting)	Rationale for Measure	Threshold Goal (in $ millions)	Target Goal (in $ millions)	Maximum Goal (in $ millions)	2014 Actual Results (in $ millions)	Payout
Net Income (50%)	Reflects operating strength, efficiency and profitability. Balances revenue growth with margin expansion.	$3,050	$3,600	$4,250	$3,709	117% (59% weighted)
Management Operating Cash Flow (35%)	Reflects our ability to translate earnings to cash which can be used to return capital to stockholders through increased dividends and share repurchase as well as prioritized organic growth investments in high return attractive markets.	$1,500	$2,500	$3,500	$3,160	166% (58% weighted)
Individual Performance (15%)	Reflects individual contributions and achievements of each executive.	n/a	n/a	n/a	Varies	Varies

22	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

As detailed on page 20 and in the table above, the 2014 Performance Award resulted in an earned base award equal to 117% (reflecting the 59% weighted result for net income and the 58% weighted result for management operating cash flow) of the target award opportunity for corporate employees. As allowed by the plan, the Committee determines the individual component payout level for each NEO to reflect their personal contributions (shown in the table below).

Name	Year End Base Salary (a)	PA Target Percent (b)	PA Target Amount (c)	Company Component (d)	Committee Assessment (e)	Total PA Payment Percent (f)	Total PA Payout Amount
Formulas			(a * b)			(d+e)	(c*f)
Andrew Liveris	1,930,800	160%	3,089,280	117%	20%	137%	4,232,314
Howard Ungerleider	976,968	115%	1,123,513	117%	18%	135%	1,516,743
William Weideman	940,453	105%	987,476	117%	15%	132%	1,303,468
James Fitterling	976,968	115%	1,123,513	117%	20%	137%	1,539,213
Joe Harlan	976,968	115%	1,123,513	117%	17%	134%	1,505,508
Charles Kalil	1,029,659	105%	1,081,142	117%	15%	132%	1,427,107

In approving the foregoing amounts, the Committee took into account the following individual performance considerations.

2014 NEO Individual Accomplishments

Andrew N. Liveris President, Chief Executive Officer and Chairman	Mr. Liveris serves as President, Chief Executive Officer and Chairman. Mr. Liveris’ compensation for 2014 reflects his leadership and decisive actions to drive ongoing earnings growth, enhanced return on capital and increased shareholder value. Mr. Liveris led the institutionalization of the strategic framework for Dow’s transformation. He established and personally led a metrics-driven weekly drumbeat of achieving Dow’s financial targets while staying true to the Board-approved strategy. As a result, Dow delivered nine consecutive quarters of year-over-year adjusted earnings per share[1] growth – representing a pattern of strong performance and reflecting rigorous management of the Company’s priorities in line with its market-driven strategy. Specifically, the Committee considered the fact that under Mr. Liveris’ leadership, in 2014, Dow increased adjusted earnings by more than 25 percent and delivered record adjusted EBITDA of $9.3 billion[2]. At the same time, the Company delivered continuous progress against its divestiture program – with $2 billion in proceeds expected from divestitures of non-strategic assets and businesses signed or completed in 2014. Dow also delivered a second consecutive year of record cash flow from operations, excluding the K-Dow award. These collective actions enabled the return of a record $6 billion to shareholders in declared dividends and share repurchases – a more than 300 percent increase versus 2013. Shareholder actions also included two increases to the Company’s dividend – restoring it to historical levels. The Committee also considered Mr. Liveris’ leadership in driving substantial progress against key growth projects, including the Company’s strategic feedstock investments on the U.S. Gulf Coast and its Sadara joint venture, as well as the achievement of regulatory milestones for its ENLIST™ Weed Control System. The Committee considered Mr. Liveris’ leadership in the transformation of Dow’s culture – driving a strong focus on markets and customers enabling the cultural transformation to an agile entrepreneurial culture. Finally, the Committee considered the role Mr. Liveris played in building Dow’s brand and becoming an employer of choice through his involvement as Chair to the U.S. Business Council, the President’s Export Council, Vice Chair of the Business Roundtable and as Chair of the Advanced Manufacturing Partnership.
Howard I. Ungerleider Chief Financial Officer and Executive Vice President	Mr. Ungerleider serves as Chief Financial Officer and Executive Vice President, beginning his tenure on October 1, 2014. He is accountable for overseeing the Company’s financial management and the integrity of its internal controls, together with leading its Finance function. Prior to this role, he served as Executive Vice President, Advanced Materials. Mr. Ungerleider’s compensation for 2014 reflects his achievements spanning both positions. Through his leadership of businesses aligned to the former Electronic and Functional Materials and Coatings and Infrastructure Solutions operating segments, Mr. Ungerleider drove a series of targeted actions to prioritize innovation investments in attractive, high-margin portions of the value chain, while streamlining structural costs – resulting in EBITDA increases for these segments during the first three quarters of 2014. The Committee also considered Mr. Ungerleider’s leadership in driving crucial cost-mitigation actions in the fourth quarter that resulted in $2.8 billion of cash flow from operations for Dow in the fourth quarter of 2014 – an increase of $500 million year over year.
[1]

“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain items.” See Appendix A on pages A-1 – A-2 for a reconciliation of Adjusted earnings per share to “Earnings per common share — diluted.”

[2]	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.” See Appendix A on pages A-1 – A-2 for a reconciliation to the most directly comparable U.S. GAAP measure.
EBITDA is defined as earnings (i.e. “Net Income”) before interest, income taxes, depreciation and amortization. See Appendix A on pages A-1 – A-2 for a reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders.”

2015 Proxy Statement	23

COMPENSATION INFORMATION (continued)

William H. Weideman Former Chief Financial Officer and Executive Vice President	Mr. Weideman served as Chief Financial Officer and Executive Vice President through September 30, 2014, and provided oversight for the financial management and integrity of the internal controls for the Company, together with leadership for its Finance function. Mr. Weideman’s compensation for 2014 reflects his contributions in driving ongoing progress against the Company’s portfolio management priorities during this period, including $2 billion in proceeds expected from divestitures of non-strategic assets and businesses signed or completed in 2014. In addition, he drove targeted productivity and working capital management actions to offset various headwinds and ongoing macroeconomic volatility, enabling an adjusted return on capital of 10.8 percent for 2014. Mr. Weideman led balance sheet-focused measures and the implementation of productivity actions that enabled the Company to achieve record cash flow from operations of $6.5 billion, excluding the K-Dow award. The Committee also considered his leadership in the implementation of the Company’s new operating segments.
James R. Fitterling Vice Chairman, Business Operations	Mr. Fitterling serves as Vice Chairman, Business Operations – appointed as Vice Chairman and receiving revised accountability effective October 1, 2014. Under Mr. Fitterling’s leadership, the Performance Plastics segment delivered significant, year-over-year adjusted EBITDA growth – resulting in a sequential full-year adjusted EBITDA record for the segment. Within his oversight of the Company’s U.S. Gulf Coast investment program, Mr. Fitterling maintained operational discipline, overcoming cost-pressures and delivering crucial milestones for these key long-term growth catalysts – including advancing construction progress in line with commitments on both the world-scale ethylene production facility and derivative units. The Committee also considered Mr. Fitterling’s contributions aligned to the Company’s seminal project to carve out Dow’s chlorine value chain – which remains on track for completion. Additionally, Mr. Fitterling’s achievements aligned to his newly appointed and expanded role were also considerations in the Committee’s decision – notably an 18 percent EBITDA increase in Performance Materials & Chemicals, illustrating Mr. Fitterling’s leadership in maintaining continued progress in line with previously committed actions to further streamline costs, enhance productivity and drive growth.
Joe E. Harlan Vice Chairman, Market Businesses and Chief Commercial Officer	Mr. Harlan serves as Vice Chairman, Market Businesses and Chief Commercial Officer – appointed as Vice Chairman and Chief Commercial Officer and receiving revised accountability effective October 1, 2014. The Committee considered Mr. Harlan’s leadership of margin-improvement actions across various under-performing businesses – notably his role in the more than $400 million EBITDA improvement in Polyurethanes and Epoxy. The Committee also considered Mr. Harlan’s achievements within his recently appointed role – including the decisive steps he is taking to prioritize costs and enhance returns across various businesses. In the Consumer Solutions, Infrastructure Solutions and Agricultural Sciences segments, Mr. Harlan’s leadership resulted in various fourth quarter achievements for these market-aligned portfolios: Agricultural Sciences achieved record fourth quarter sales and EBITDA; Consumer Solutions reported increased adjusted EBITDA, with strong volume and cost-discipline actions. In line with his leadership of the Company’s marketing and sales strategy and organization, the Committee recognized Mr. Harlan’s implementation of a multi-tiered go-to-market action plan and sell-up/sell-out strategy to drive higher long-term returns.
Charles J. Kalil General Counsel and Executive Vice President	Mr. Kalil serves as General Counsel and Executive Vice President. Mr. Kalil’s compensation for 2014 reflects his oversight and contributions as counsel to the Company as well as his leadership of the Company’s litigation and corporate transactions. The Committee also considered Mr. Kalil’s commitment to ethics and compliance, as under his leadership the Ethics and Compliance group revised the Company’s anti-corruption due diligence process to improve cycle time and monitoring, revised its global investigation procedures, and prepared management of change process for Office of Ethics and Compliance charters, policies and tools.

24	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

Long-Term Incentive Awards

Each year the Company grants equity-based LTI awards to leaders and other key employees who demonstrate high performance. Dow chooses this component of compensation to motivate and reward employees for long-term stockholder value creation and the attainment of Company performance goals, retain top talent and create an ownership alignment with stockholders. As with Dow’s approach for all elements of compensation, LTI grant levels are targeted at the median of the Survey Peer Group for comparable positions. Performance metrics and stock price determine the actual payout of LTI grants.

2014 Long-Term Incentive Award Decisions

As part of our response to stockholder feedback, the Committee made two substantive changes to our LTI program that took effect for LTI programs beginning in 2014. The weighting for Performance Shares was increased to 45% – making it the largest component of our LTI mix. The Committee made this change in response to stockholder feedback and to align a greater portion of our executives’ earned compensation to Dow’s relative TSR and ROC performance. The Committee also reduced the maximum payout of the Performance Share programs to 200% from 250% reflecting best practices.

LTI Vehicle	2014 Weighting	Vesting Terms and Other Conditions
Performance Shares	45%

Performance Shares can be earned at between 0 and 200% (250% for awards granted prior to 2014) of the target award opportunity after a three-year performance period based on an equal weighting of two goals:

•  Dow’s TSR versus a pre-established peer group

•  Dow’s ROC relative to pre-established goals

Accumulated dividend equivalents are paid only on earned shares after the three-year performance period has ended.

Stock Options	30%	The exercise price equals the closing price on the date of grant. Options vest in three equal annual installments and expire after ten years.
Deferred Stock	25%	Deferred stock grants vest after three years. During the vesting period, holders of outstanding deferred stock grants receive quarterly payments equal to the dividend paid on equivalent shares of Dow Common Stock.

In February 2014, the Committee approved the LTI grant for each NEO as shown in the Summary Compensation Table based upon Dow’s Survey Peer Group median LTI values and reflective of the mix of equity vehicles described above. There were no material differences between the Survey Peer Group median LTI target values and the target LTI award values for any of the NEOs. The Committee also approved the results of the 2012-2014 Performance Share Program which delivered earned shares in February 2015 and the 2014-2016 Performance Share Program design and metrics.

Performance Share Program Results and Design

The 2012-2014 Performance Share Program focused participants on Relative TSR and ROC. The metric goals and payout result for the programs were as follows:

2012-2014 Performance Share Program (Earned shares delivered in February 2015)

Performance Measure Used (Weighting)	Rationale for Measure	Threshold Goal	Target Goal	200% Goal	Result/Payout
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	8.5%	11.0%	13.5%	9.56% ROC/ 62.4% Payout
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	26th Pctl.	51st Pctl.	76th Pctl.	38th Pctl./ 64.9% Payout
Total Weighted Payout					63.7%

In February 2014, the Committee approved the 2014-2016 Performance Share Plan. As noted above, Performance Share vesting is based upon TSR and ROC performance over a three-year calendar year period. The following table illustrates the measures used, weighting and goals for the 2014-2016 Performance Share Program.

2015 Proxy Statement	25

COMPENSATION INFORMATION (continued)

2014-2016 Performance Share Program (Earned shares delivered in February 2017)

Performance Measure Used (Weighting)	Rationale for Measure	Threshold Goal	Target Goal	Maximum 200% Goal
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability.	9.75%	12.0%	13.5%
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR.	26th Pctl.	51st Pctl.	76th Pctl.

Return on Capital

ROC measures how effectively a company has utilized the money invested in its operations and is calculated as Net Operating Profit after Tax (excluding certain items) divided by total average capital. Net Operating Profit after Tax (excluding certain items) is a net income measure the Company uses in presentations to investors that excludes preferred stock dividends, non-controlling interests, and interest expense, exclusive of the certain items identified on pages A-1 – A-2, and as presented in the reconciliations available at www.dow.com/investor/earnings. To achieve a target payout on the ROC portion, Dow’s ROC must equal or exceed pre-established ROC goals for the same period.

The target goal represents our expected level of ROC over the three-year performance period while the threshold goal represents the minimum level of performance that would warrant any payout and the maximum goal represents stretch performance that would warrant a maximum payout. Dow’s ROC target is 10% across the industry cycle and as a result the target for Performance Share Programs ranges from 10% to 12% on current outstanding grants.

Relative Total Shareholder Return and TSR Peer Group

TSR is defined as stock price appreciation plus dividends paid. For Dow and each company in the peer group, a beginning price using a 30 trading day averaging period at the beginning of the performance period and an ending price using a 30 trading day averaging period at the end of the performance period are calculated and used to create a percentile ranking.

Dow competes with a wide variety of both industry and non-industry specific companies for executive talent and investor assets. In order to ensure our executive pay program is competitive and has a strong link to relative stock price performance, we maintain two peer groups to evaluate and determine executive compensation: the Total Shareholder Return (“TSR”) Peer Group and the Survey Peer Group (discussed on page 29).

The TSR peer group is comprised predominately of companies selected from the S&P 500 Chemical Index and several companies from Dow’s Survey Peer Group that are technology-based and manufacturing-based global companies. The table below shows the 17 company TSR peer group used for performance share programs prior to 2015.

TSR Peer Group

Description	Purpose	Source	Companies
Represents a selection of companies that Dow competes with for investor assets and is comprised of companies within the S&P 500 Chemicals Index and Dow’s Survey Peer Group	Used to assess relative TSR performance and used to determine any payout related to the relative TSR portion of Dow’s Performance Share Program	TSR data is gathered through financial reporting tools such as Capital IQ	Data provided by Capital IQ $ in millions
			Company	Revenues FY 2014	Market Cap 31-Dec-14
			Air Products and Chemicals Inc.	$10,439	$30,824
			CF Industries Holdings, Inc.	$4,743	$13,555
			Ecolab Inc.	$14,281	$31,368
			FMC Corporation	$4,038	$7,600
			Monsanto Company	$15,855	$57,776
			Praxair, Inc.	$12,273	$37,750
			3M Company	$31,821	$104,514
			Honeywell International Inc.	$40,306	$78,218
			Johnson Controls, Inc.	$42,828	$32,271
			BASF SE	$81,934	$71,085
			Eastman Chemical Company	$9,527	$11,267
			E.I. du Pont de Nemours and Company	$34,906	$66,986
			International Flavors & Fragrances Inc.	$3,089	$8,207
			PPG Industries, Inc.	$15,360	$31,722
			Sigma-Aldrich Corporation	$2,785	$16,348
			The Procter & Gamble Company	$83,062	$246,136
			United Technologies Corporation	$65,100	$104,841
			Median	$15,360	$32,271
			The Dow Chemical Company	$58,167	$53,754

26	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

In 2014, after a thorough review of prevalent and emerging market practices, the Committee decided that beginning with the 2015-2017 Performance Share Program, the TSR peer group will be the S&P 500 Index. The Committee believes the S&P 500 Index represents the broadest and most reliable measurement to assess total shareholder return.

Instead of receiving the Performance Share Award in the form of Dow common stock, the NEOs and other executives subject to stock ownership requirements may elect to receive a cash payment equal to the value of the stock award on the date of delivery. Participants may only make this cash election if they meet or exceed the executive stock ownership guidelines for their job level.

SECTION THREE: ADDITIONAL INFORMATION ABOUT OUR EXECUTIVE COMPENSATION PROGRAM

Objectives of Dow’s Executive Compensation Program

There are four primary objectives of Dow’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved
Support the achievement of Dow’s vision and strategy

•    Incentive program metrics are tied to both annual and long-term strategic objectives of the Company and reflect metrics used in our reporting of quarterly financial results.

•    The compensation programs provide an incentive for executives to meet and exceed Company goals.

Motivate and reward executives when they deliver desired business results and stockholder value

•    Compensation awards are based upon performance against Company financial and operational goals and business division goals as well as personal performance. Consistent with those metrics used in reporting quarterly results, the financial goals are relative TSR, ROC, Net Income, and Management Operating Cash Flow.

•    Relative TSR versus a peer group drives half of the payout value in our Performance Share program.

Attract and retain the most talented executives to succeed in today’s competitive marketplace

•    Compensation elements and pay opportunities are targeted at the median of the Survey Peer Group that we compete with for talent.

•    Executives are held accountable for results and rewarded above target levels when Company and personal goals are exceeded. When goals are not met, compensation awards will deliver below target levels.

Create an ownership alignment with stockholders

•    LTI awards are equity-based.

•    Stock ownership requirements in place for top executives, and all NEOs exceed their ownership requirements.

•    Prohibit speculative transactions, hedging, pledging or margining Company securities.

•    Approximately 65-70% of NEO pay is equity-based where the value is directly linked to share price appreciation and TSR.

2015 Proxy Statement	27

COMPENSATION INFORMATION (continued)

Principle Elements of Pay

The elements of the Company’s executive compensation program are presented below in summary format.

	Program	Description & Purpose of Element
Annual Cash Compensation	Base Salary	Annual Base Salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
	Performance Award	The Performance Award is an annual cash incentive program to reward employees for achieving critical financial and operational Company goals.
Long-Term Incentive Equity	Performance Shares

Performance Shares are granted to motivate employees and to reward the achievement of specified financial goals and superior TSR performance over a three-year period. Performance Shares represent 45% of the annual LTI grant value.

	Stock Options	Stock Options are granted to provide incentive for long-term creation of stockholder value. Stock Options represent 30% of the annual LTI grant value.
	Deferred Stock	Deferred Stock is granted in order to help the Company retain its NEOs and other key employees. Deferred Stock represents 25% of the annual LTI grant value.

Benefit Programs	Health, Welfare and Retirement Programs

Executives participate in the same benefit programs that are offered to other salaried employees. Dow benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Other	Perquisites	Limited perquisites are provided to executives to facilitate strong performance on the job and enhance their personal security and productivity.

Pay at Risk

The mix of the total direct compensation elements for the CEO and other NEOs are shown below. The charts outline the size, in percentage terms, of each element of targeted direct compensation at the date of grant. The red section of the charts reflects the incentive or at-risk performance-based components of compensation (e.g., 71% of the CEO’s compensation is at-risk performance based).

28	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

Peer Group and Survey Pay Data

Dow competes with a wide variety of both industry and non-industry specific companies for executive talent and investor assets. In order to ensure our executive pay program is competitive and has a strong link to stock price performance, we maintain two peer groups to evaluate and determine executive compensation: the Survey Peer Group (discussed below) and the Total Shareholder Return (“TSR”) Peer Group (discussed on page 26).

The Committee considers relevant market pay practices as one of several factors when establishing executive compensation levels and evaluating compensation programs including base salary, annual incentives and long-term incentives. In order to maintain the competitiveness of our compensation programs, Dow compares its executive compensation programs against a Survey Peer Group of 20 companies. These companies provide a relevant comparison based on their similarity to Dow in size and complexity taking into account factors such as revenues, market capitalization, global scope of operations and diversified product portfolios. The Committee believes that a mix of both industry and non-industry peers provides a balanced and realistic perspective on the competition for the pool of potential executive talent.

Market pay data for the Survey Peer Group is gathered through compensation surveys conducted by Towers Watson, Mercer and Equilar. Dow targets the median of the Survey Peer Group for all compensation elements in order to attract, motivate, develop and retain top level executive talent. Annual Performance Award targets and long-term incentive grants reflect market median values while actual payouts are dependent on performance.

The Survey Peer Group is periodically evaluated and updated to ensure the companies in the group remain relevant. The Survey Peer Group was last modified in 2012 when Tyco International and Kraft Foods were eliminated since both companies split into two companies and the resulting company size and profile no longer met the peer group criteria.

Lockheed Martin and Coca-Cola were selected as replacements based upon an assessment of companies within our industry and in adjacent industries, companies with profiles similar to Dow’s based upon business complexity, innovation and/or technology, industries and markets served, as well as companies with similar revenue size, market capitalization, geographic footprint, and those companies we compete with for talent.

Survey Peer Group

Description	Purpose	Source	Companies
Represents companies that Dow competes with for talent and with profiles similar to Dow in terms of revenues, market capitalization, global presence, business complexity, innovation and/or technology and industries/markets served.	To understand and evaluate how each NEO’s total direct compensation (Base salary + Performance Award + LTI) compares with the total direct compensation provided to similar roles within this peer group. Dow targets the median of the Survey Peer Group for all elements of compensation. Also used to compare program design and best practices.	Data is gathered through Mercer, Equilar and Towers CDB Executive Compensation Survey and from companies’ proxy statements or other public disclosures.	Data provided by Capital IQ $ in millions
			Company	Revenues FY 2014	Market Cap 31-Dec-14
			3M Company	$31,821	$104,514
			Alcoa Inc.	$23,906	$18,614
			Archer Daniels Midland Company	$81,201	$33,477
			The Boeing Company	$90,762	$92,667
			Caterpillar Inc.	$55,184	$55,412
			The Coca-Cola Company	$45,998	$184,928
			E.I. du Pont de Nemours and Company	$34,906	$66,986
			Eli Lilly and Company	$19,616	$73,598
			Emerson Electric Co.	$24,537	$42,732
			General Electric Company	$148,462	$253,766
			Honeywell International Inc.	$40,306	$78,218
			Johnson & Johnson	$74,331	$292,703
			Johnson Controls Inc.	$42,828	$32,271
			Lockheed Martin Corporation	$45,600	$60,491
			Monsanto Company	$15,855	$57,776
			PepsiCo, Inc.	$66,683	$141,519
			Pfizer Inc.	$49,605	$196,265
			PPG Industries, Inc.	$15,360	$31,722
			The Procter & Gamble Company	$83,062	$246,136
			United Technologies Corporation	$65,100	$104,841
			Median	$45,799	$75,908
			The Dow Chemical Company	$58,167	$53,754

2015 Proxy Statement	29

COMPENSATION INFORMATION (continued)

Benefits

The Company provides a comprehensive set of benefits to eligible employees. These include medical, dental, life, disability, accident, retiree medical and life, pension and savings plans. The NEOs are eligible to participate in the same plans as most other salaried employees. In addition, because highly compensated employees are subject to U.S. tax limitations on contributions to some retirement plans, the Company has created non-qualified retirement programs intended to provide these employees with the same benefits they would have received under the qualified plans without the tax limits. The NEOs are eligible to participate in the same non-qualified retirement plans as all other highly compensated salaried employees.

Perquisites

The Company provides the NEOs and other selected executives limited perquisites in order to enhance their security and productivity. The Committee regularly reviews the perquisites provided to the NEOs as part of their overall review of executive compensation. In 2012, the Committee eliminated the company car perquisite for all executives except the CEO. The Committee determined that the other current perquisites are within an appropriate range of competitive compensation practices. Details about the NEOs’ perquisites, including the aggregate incremental cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative. The Company provides the NEOs and other selected executives the following limited perquisites:

•	Financial and Tax Planning Support

•	Executive Physical Examination

•	Executive Excess Umbrella Liability Insurance

•	Home Security Alarm System

In addition, the CEO is provided a company car and is required by the Board of Directors for security and immediate availability reasons to use corporate aircraft for personal travel.

Factors and Steps in Setting Pay

Compensation for the NEOs and other executive officers is evaluated and set annually by the Committee after considering the following factors:

•	Median levels of compensation for similar jobs and job levels in the market, taking into account revenue relative to the Survey Peer Group

•

Company performance against financial measures including net income, earnings per share, EBITDA (i.e. Net Income, before interest, income taxes, depreciation, and amortization), ROC, relative TSR, operating cash flow, and cost management discipline

•	Company performance relative to goals approved by the Committee

•	Business climate, economic conditions and other factors

•	Each executive’s experience, knowledge, skills and personal contributions

The CEO makes recommendations to the Committee regarding compensation for senior executives after reviewing the Company’s overall performance, each executive’s personal contributions and relevant compensation market data from Dow’s Survey Peer Group for similar jobs and job levels. The CEO uses discretion when making pay recommendations to the Committee. The Committee is responsible for approving NEO compensation and has broad discretion when setting compensation types and amounts.

With respect to the CEO, the Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding the CEO’s compensation level based on that evaluation. The Committee considers compensation market data from Dow’s Survey Peer Group and uses broad discretion when setting compensation types and amounts for the CEO. The Board of Directors is responsible for approving the CEO’s compensation types and amounts.

As part of the review, Company management and the Committee may also review summary total compensation scenarios for the NEOs. All aspects of compensation are modeled under various scenarios, such as stock price sensitivity and business performance. The scenario sheets present the estimated dollar value of compensation components provided to the NEOs during the most recent fiscal year. They are used as a reference point to assist the Committee’s overall understanding of NEO compensation.

30	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

Committee Resources in Setting Pay

The Committee, which is comprised entirely of independent Directors, is responsible for overseeing the Company’s executive compensation policies and programs with the goal of maintaining compensation that is competitive within the markets in which Dow competes for talent and reflective of the long-term investment interests of Company stockholders. The Committee reviews and approves the compensation design, compensation levels and benefits programs for the NEOs and other senior leaders. The Committee also monitors Company processes on executive succession and work environment/culture. You can learn more about the Committee’s purpose, responsibilities, structure and other details by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at www.DowGovernance.com.

The Committee has several resources, analytical tools and performance measures it considers in determining compensation levels.

Committee Resource	Description
Committee Consultant

The Committee has retained a compensation consultant from Mercer. The consultant, Michael Halloran, reports directly to the Committee. He advises the Committee on trends and issues in executive compensation and the group of companies in the Survey Peer Group. He consults on the competitiveness of the compensation structure and levels of Dow’s executive officers and provides advice and recommendations related to proposed compensation and the design of our compensation programs.

The Committee has the sole authority to retain and oversee the work of Mr. Halloran. Mr. Halloran does not provide services to Company management unless approved by the Chair of the Committee. In 2014, no such approvals were requested or given as Mr. Halloran provided no services to management. Mercer has multiple safeguards and procedures in place to maintain the independence of the consultants in their executive compensation consulting practice, and the Committee has determined that the compensation consultant’s work has not raised any conflict of interest. These safeguards include a rigidly enforced code of conduct, a policy against investing in client organizations and separation between Mercer’s executive compensation consulting and its other administrative and consulting business units from a leadership, performance measurement, and compensation perspective. In 2014, Mercer and its affiliates provided approximately $1.7 million in unrelated human resources consulting services to Dow. The decision to engage Mercer to provide these other services was made by management and was reported to the Committee. Mercer’s aggregate fees for executive and director compensation consulting services in 2014 were approximately $121,041. The Committee has considered factors relevant to Mr. Halloran’s independence from management under SEC rules and has determined that Mr. Halloran is independent from management.

Dow’s Executive Compensation Department

Dow’s Executive Compensation Department provides additional analysis and counsel as requested by the Committee related to:

•     Gathering the compensation data of the Survey Peer Group

•     Benchmarking compensation components (base salary, Performance Award, LTI awards) against the Survey Peer Group

•     Assisting the CEO in making preliminary recommendations of base salary structure, design and target award levels for the Performance Award and design and award levels for LTI awards

The Executive Compensation Department has retained the compensation consulting services of Towers Watson. Towers Watson provides the following assistance to the Executive Compensation Department:

•     Survey Peer Group compensation information for executives and non-employee Directors

•     Benchmarking of key compensation practices and trends in executive compensation

2015 Proxy Statement	31

COMPENSATION INFORMATION (continued)

SECTION FOUR – EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Committee has adopted several policies related to Executive Compensation as detailed below.

Best Practices in Executive Compensation

In an era of increased attention to corporate governance and the link between pay and performance, the Company continues to focus on the following key governance practices for executive compensation.

What We Do	What We Don’t Do
✓ Engage in active shareholder engagement on compensation and governance related issues. Engage in careful consideration of the annual say-on-pay results and shareholder feedback.	✗ Executives are prohibited from engaging in speculative transactions in Company securities and from hedging or pledging Company securities, or holding Company securities in margin accounts.

✓   Maintain a strong link between financial and operational goals, stockholder value creation and executive compensation by having relative Total Stockholder Return (“TSR”), Net Income, Return on Capital (“ROC”), Management Operating Cash Flow, and cost control in our incentive programs.

✗ The Board prohibits new or amended Change-in-Control (“CIC”) agreements.

✓   Ensure our compensation programs are designed to discourage excessive risk taking. These design features include a robust clawback policy, strong stock ownership guidelines, and multiple bottom line measures in our incentive programs.

✗   Our legacy CIC agreements (no new or amended agreements since 2007) do not provide single trigger payments, but instead severance payments are equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO) and double triggers are in place in order for an executive to receive benefits.

✓ Ensure our LTI mix includes significant weighting (75% of the LTI grant) toward performance-based equity vehicles (Stock Options and Performance Shares).	✗ Our stock incentive plan prohibits stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.
✓ Use an independent compensation consultant who is engaged directly by the Committee to advise on executive compensation matters.	✗ Executives do not have employment agreements.

Stock Ownership Guidelines

Dow has had stock ownership guidelines in place for its NEOs and other senior executives since 1998. The Committee regularly reviews the guidelines relative to market practice and the current value of Dow stock.

Specific stock ownership requirements vary by job level and are determined by applying a multiple between four and six to the base salary midpoint. The guideline values are converted to a fixed share amount for each job level and remain at that level until the Committee determines that an adjustment is appropriate. The guidelines were adjusted upward in 2012, after a review of current stock ownership guidelines and relevant market data. The CEO is required to own stock with a value of six times base salary and the other NEOs are required to own stock with a value of four times base salary. The executives are given five years to achieve the initial ownership guideline for their job level following promotion to that level and must maintain these levels until retirement. For purposes of these guidelines, stock ownership includes Dow Common Stock beneficially owned (including stock owned by immediate family members), Deferred Stock not yet delivered, Performance Shares vested but not yet delivered, and stock held beneficially through the Company’s savings plans.

All NEOs currently hold shares significantly in excess of the guidelines providing further evidence of Dow’s philosophy of encouraging the holding of shares in excess of stock ownership guidelines until retirement.

32	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

The following table shows the stock ownership guideline for each NEO and their holdings as of December 31, 2014.

EXECUTIVE STOCK OWNERSHIP GUIDELINES & HOLDINGS FOR 2014

NEO & Guidelines			Personal Holdings
Name	Guideline # Shares	Multiple of Base Salary	2014 Personal Holdings	Shares Held In Excess of Guideline	Percent in Excess of Guideline	Shares Held as a Multiple of Base Salary
Andrew Liveris	250,000	6x	943,988	693,988	278%	22x
Howard Ungerleider	80,000	4x	117,355	37,355	47%	5x
William Weideman	80,000	4x	240,684	160,684	201%	12x
James Fitterling	80,000	4x	182,604	102,604	128%	9x
Joe Harlan	80,000	4x	156,087	76,087	95%	7x
Charles Kalil	80,000	4x	408,056	328,056	410%	18x

LTI Grant Practices and Holding Requirements

LTI awards are granted under The Dow Chemical Company 2012 Stock Incentive Plan (as amended and restated), Dow’s omnibus stockholder approved plan for equity awards to employees and directors. LTI grants are approved by the Committee and administered by Dow’s Executive Compensation Department. The annual grant date for all employees is traditionally the Friday following the Committee’s February meeting – held on the second Wednesday of February each year. The Company does not grant discounted options, backdate options or re-price outstanding options. Dow calculates the aggregate grant date fair value of awards in the year of grant in accordance with the same standard it applies for financial accounting purposes.

Executives must continue to meet their stock ownership guidelines until retirement and since LTI awards do not have provisions for accelerated vesting at retirement, NEOs continue to hold a significant portion of their compensation value in Dow stock for at least three years after retirement.

Change-in-Control and Severance Arrangements

While legacy agreements remain in existence, the Committee prohibits new or amended change-in-control agreements. The Committee adopted a change-in-control arrangement for senior executives, including Messrs. Liveris and Kalil, in 2007. The change-in-control arrangement provides, among other things, a severance payment equal to two times the executive’s base salary and target Performance Award (2.99 times for the CEO) and tax gross-up protection in the event severance benefits exceed statutory thresholds and become subject to an excise tax.

Under the change-in-control agreements, an executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits. The Company believes this “double-trigger” practice is in the best interest of stockholders as it does not pay any benefits to an executive unless he or she is negatively impacted by a change-in-control event that is in the best interest of Dow stockholders.

No new agreements have been executed since 2007.

Executive Compensation Recovery (Clawback) Policy

The Company has adopted an Executive Compensation Recovery Policy for executive officers that is set forth in the Company’s Corporate Governance Guidelines. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards. The Company may also recover any awards made to an executive during the prior three years should the executive engage in activity that competes with, or is otherwise harmful to the Company or its affiliated companies.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation

2015 Proxy Statement	33

COMPENSATION INFORMATION (continued)

decisions, Dow policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible. Amounts paid under the compensation program, including base salary, Performance Awards and grants of Deferred Stock (Restricted Stock and Restricted Stock Units) may not qualify as performance-based compensation excluded from the limitation on deductibility.

Trading, Hedging and Pledging Restrictions

As set forth in the Company’s Corporate Governance Guidelines, it is against Company policy for executive officers to engage in speculative transactions in Company securities. Specifically, it is against Company policy for executive officers to trade in puts or calls in Company securities or sell Company securities short. In addition, it is against Company policy for executive officers to pledge or hedge Company securities, or hold Company securities in margin accounts.

Compensation Program Risk Analysis

The Committee periodically reviews the Company’s compensation policies and practices and has determined that our incentive compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company. In conducting the last review in late 2013, the Company completed an inventory of its incentive compensation plans and policies. The evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, the balanced mix between short and long-term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, discretion on individual awards, use of stock ownership guidelines, provisions in severance/change-in-control policies, use of a compensation recovery policy, and Committee oversight of compensation programs.

34	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table summarizes the compensation of our CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2014. On October 1, 2014, Mr. Weideman stepped down as CFO and Mr. Ungerleider became CFO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)	Total Without Change in Pension Value ($)
Andrew Liveris,	2014	1,921,433	0	9,369,108	3,630,036	4,232,314	7,135,205	410,276	26,642,438	19,507,233
CEO & Chairman	2013	1,865,500	0	8,312,228	5,324,003	4,559,027	3,212	388,907	20,452,877	20,449,665
	2012	1,808,333	0	8,446,171	4,840,080	1,368,640	6,160,388	366,055	22,989,668	16,829,280
Howard Ungerleider,	2014	932,278	0	2,853,865	1,105,568	1,516,743	3,013,541	76,130	9,498,125	6,484,584
CFO & Exec. VP
William Weideman,	2014	935,888	0	2,723,673	1,055,357	1,303,468	2,927,610	19,071	8,933,626	6,006,016
Former CFO & Exec VP	2013	904,447	0	2,301,569	1,474,051	1,601,053	393,911	16,024	6,691,054	6,297,143
	2012	836,815	0	2,408,410	1,380,079	407,001	3,465,782	29,469	8,527,557	5,061,774
James Fitterling,	2014	965,922	0	2,853,865	1,105,568	1,539,213	2,897,381	63,598	9,363,622	6,466,241
Vice Chairman	2013	903,997	0	2,301,569	1,474,051	1,676,915	1,135	36,293	6,393,961	6,392,826
	2012	836,636	35,518	2,408,410	1,380,079	424,879	2,853,921	53,243	7,992,687	5,138,765
Joe Harlan,	2014	972,220	0	2,723,673	1,055,357	1,505,508	165,278	114,037	6,507,755	6,342,477
Vice Chairman	2013	943,902	0	2,301,569	1,474,051	1,663,205	91,910	65,434	6,540,071	6,448,161
	2012	902,067	0	2,199,134	1,260,015	435,116	75,987	56,555	4,928,873	4,852,886
Charles Kalil,	2014	1,024,661	0	2,594,026	1,005,030	1,427,107	2,991,336	70,200	9,082,830	6,091,494
General Counsel & Exec. VP	2013	995,131	0	2,499,820	1,407,017	1,752,920	2,613	76,834	6,734,334	6,731,721
	2012	951,618	0	2,408,410	1,380,079	459,478	2,798,980	70,339	8,068,904	5,269,923

Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes.

(a)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes. If valued assuming a maximum payout on the Performance Share program, the value of the awards would be: Liveris $12,687,402; Ungerleider $3,864,554; Weideman $3,688,248; Fitterling $3,864,544; Harlan $3,688,248; Kalil $3,513,032.
(b)	Dow’s valuation for financial accounting purposes uses the widely accepted lattice-binomial model. The option value calculated for the NEOs’ grants was $11.49 for the grant date of February 14, 2014. The exercise price of $46.71 is the closing Dow stock price on the date of grant.
(c)	Individual results for Non-Equity Incentive Plan Compensation are detailed in the Performance Award section of the 2014 Executive Compensation Program in Detail and reflect income paid in 2015 under our annual Performance Award (PA) program for performance achieved in 2014.
(d)	Reflects the aggregate change in the actuarial present value of accumulated pension benefits at age 65 using the actuarial assumptions included in the Company’s audited financial statements.

2015 Proxy Statement	35

COMPENSATION INFORMATION (continued)

The amounts recorded in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. An analysis of the Change in Pension Value for 2014 is shown below. As a result of a decrease in prevailing interest rates in the credit markets in 2014, the discount rate used pursuant to pension accounting rules to calculate the present value of future payments decreased from 5.00% for fiscal year 2013 to 4.10% for fiscal year 2014. The increase in pension value resulting from the change in interest rates does not result in any increase to the underlying benefits payable to participants under the plan. Mr. Harlan participates in the Personal Pension Account plan. The $165,278 represents the increase in his 2014 cash balance account due to the increase in annual pay and interest credits.

Name	Change in Discount Interest Rate ($)	Change in Deferral Period, Benefits, and Other ($)	Change due to Change in Mortality Table	Total Change ($)
Andrew Liveris	3,924,306	2,437,810	773,089	7,135,205
Howard Ungerleider	1,533,993	1,376,219	103,329	3,013,541
William Weideman	1,476,858	1,163,473	287,279	2,927,610
James Fitterling	1,673,863	1,044,913	178,605	2,897,381
Joe Harlan	0	165,278	0	165,278
Charles Kalil	1,479,430	1,134,501	377,405	2,991,336
(e)	All Other Compensation includes the cost of Company provided automobile (which was discontinued in 2013 for the NEOs other than the CEO), personal use of corporate aircraft by the CEO as required by Company policy for security and immediate availability purposes, Company contributions to employee savings plans, reimbursements of costs paid for financial and tax planning support, home security, executive health examinations and personal excess liability insurance premiums. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs, which do not change based upon usage, such as pilot salaries or depreciation of the aircraft or maintenance costs not related to personal travel, are excluded. NEOs also are provided a tax reimbursement for taxes incurred when a spouse travels for business purposes as it is sometimes necessary for spouses to accompany NEOs to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses and the Company reimburses the associated taxes. No NEO is provided a tax reimbursement for personal use of aircraft.

The following “All Other Compensation” items exceeded $10,000 in value:

–	Liveris: Personal use of Company aircraft ($221,240), Company contributions to savings plans ($79,854), financial and tax planning ($56,238), tax reimbursements ($30,383)
–	Ungerleider: Company contributions to savings plans ($41,189), financial and tax planning ($25,153)
–	Weideman: Company contributions to savings plans ($15,616)
–	Kalil: Company contributions to savings plans ($47,422)
–	Harlan: Company contributions to savings plans ($46,237), financial and tax planning ($38,596), tax reimbursement ($24,294)
–	Fitterling: Company contributions to savings plans ($41,578), financial and tax planning ($15,723)

36	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

GRANTS OF PLAN-BASED AWARDS FOR 2014

Name		Date of Action by the Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Liveris	2/12/2014	2/12/2014	0	3,089,280	6,178,560
	2/14/2014	2/12/2014				0	116,580	233,160				6,343,701
	2/14/2014	2/12/2014							64,770			3,025,407
	2/14/2014	2/12/2014								315,930	46.71	3,630,036
Howard Ungerleider	2/12/2014	2/12/2014	0	1,123,513	2,247,026
	2/14/2014	2/12/2014				0	35,510	71,020				1,932,277
	2/14/2014	2/12/2014							19,730			921,588
	2/14/2014	2/12/2014								96,220	46.71	1,105,568
William Weideman	2/12/2014	2/12/2014	0	987,476	1,974,951
	2/14/2014	2/12/2014				0	33,890	67,780				1,844,124
	2/14/2014	2/12/2014							18,830			879,549
	2/14/2014	2/12/2014								91,850	46.71	1,055,357
James	2/12/2014	2/12/2014	0	1,123,513	2,247,026
Fitterling	2/14/2014	2/12/2014				0	35,510	71,020				1,932,277
	2/14/2014	2/12/2014							19,730			921,588
	2/14/2014	2/12/2014								96,220	46.71	1,105,568
Joe Harlan	2/12/2014	2/12/2014	0	1,123,513	2,247,026
	2/14/2014	2/12/2014				0	33,890	67,780				1,844,124
	2/14/2014	2/12/2014							18,830			879,549
	2/14/2014	2/12/2014								91,850	46.71	1,055,357
Charles Kalil	2/12/2014	2/12/2014	0	1,081,142	2,162,284
	2/14/2014	2/12/2014				0	32,280	64,560				1,756,516
	2/14/2014	2/12/2014							17,930			837,510
	2/14/2014	2/12/2014								87,470	46.71	1,005,030
(a)	Performance Share awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.
(b)	Deferred Stock awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.
(c)	Stock Option awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.
(d)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes consistent with the values shown in the Summary Compensation Table.

2015 Proxy Statement	37

COMPENSATION INFORMATION (continued)

Outstanding Equity Awards

The following table lists outstanding equity grants for each NEO as of December 31, 2014. The table includes outstanding equity grants from past years as well as the current year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c) (d)
Andrew Liveris	02/18/2005	180,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	400,000	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	460,000	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	619,370	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	909,100	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	551,800	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	412,380		38.38	02/11/2021	n/a	n/a	n/a	n/a
	02/10/2012	343,998	172,002	34.00	02/10/2022	88,980	4,058,378	124,560	5,681,182
	02/15/2013	253,886	507,774	32.16	02/15/2023	103,470	4,719,267	144,860	6,607,065
	02/14/2014	—	315,930	46.71	02/14/2024	64,770	2,954,160	116,580	5,317,214
Howard Ungerleider	02/18/2005	8,340	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	12,950	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	23,510	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	30,750	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	11,288	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	22,400	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	18,600	—	38.38	02/11/2021	n/a	n/a	n/a	n/a
	02/10/2012	54,946	27,474	34.00	02/10/2022	14,220	648,574	19,900	907,639
	02/15/2013	70,293	140,587	32.16	02/15/2023	28,650	1,306,727	40,110	1,829,417
	02/14/2014	—	96,220	46.71	02/14/2024	19,730	899,885	35,510	1,619,611
William Weideman	02/18/2005	13,340	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	02/13/2009	57,035	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	115,700	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	129,340	—	38.38	02/11/2021	n/a	n/a	n/a	n/a
	02/10/2012	98,086	49,044	34.00	02/10/2022	25,370	1,157,126	35,520	1,620,067
	02/15/2013	70,293	140,587	32.16	02/15/2023	28,650	1,306,727	40,110	1,829,417
	02/14/2014	—	91,850	46.71	02/14/2024	18,830	858,836	33,890	1,545,723
James	02/18/2005	13,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
Fitterling	03/01/2006	18,610	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	39,050	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	70,960	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/12/2010	43,700	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	118,090	—	38.38	02/11/2021	n/a	n/a	n/a	n/a
	02/10/2012	98,086	49,044	34.00	02/10/2022	25,370	1,157,126	35,520	1,620,067
	02/15/2013	70,293	140,587	32.16	02/15/2023	28,650	1,306,727	40,110	1,829,417
	02/14/2014	—	96,220	46.71	02/14/2024	19,730	899,885	35,510	1,619,611
Joe Harlan	09/01/2011	128,700	—	27.60	09/01/2021	n/a	n/a	n/a	n/a
	02/10/2012	89,552	44,778	34.00	02/10/2022	23,170	1,056,784	32,430	1,479,132
	02/15/2013	70,293	140,587	32.16	02/15/2023	28,650	1,306,727	40,110	1,829,417
	02/14/2014	—	91,850	46.71	02/14/2024	18,830	858,836	33,890	1,545,723
Charles Kalil	03/01/2000	n/a	n/a	n/a	n/a	108	4,926	n/a	n/a
	02/23/2001	n/a	n/a	n/a	n/a	55	2,509	n/a	n/a
	02/18/2005	17,500	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	48,550	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	70,000	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/10/2012	—	49,044	34.00	02/10/2022	25,370	1,157,126	35,520	1,620,067
	02/15/2013	67,096	134,194	32.16	02/15/2023	27,350	1,247,434	38,290	1,746,407
	02/14/2014	—	87,470	46.71	02/14/2024	17,930	817,787	32,280	1,472,291

38	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

(a)	Stock Option award grants vest in three equal installments on the first, second and third anniversaries of the grant date shown in the table.
(b)	Deferred Shares vest and are delivered three years after the grant date.
(c)	Market values based on the 12/31/14 closing stock price of $45.61 per share.
(d)	Performance Shares granted 2/10/2012, 2/15/2013 and 2/14/2014 will vest and be delivered in February of the year following the end of the three-year performance period. Shares granted in February 2012-2014 are shown at the target level of performance. The actual number of shares to be delivered is determined at the end of the three-year performance period.

Option Exercises and Stock Vested

The following table summarizes the value received from stock option exercises and stock grants vested during 2014.

OPTION EXERCISES AND STOCK VESTED FOR 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($)
Andrew Liveris	90,000	164,700	96,439	4,513,981
Howard Ungerleider	7,000	13,055	7,820	365,701
William Weideman	105,510	850,245	30,253	1,416,040
James Fitterling	83,170	1,576,793	27,616	1,292,611
Joe Harlan	—	—	163,910	8,146,336
Charles Kalil	590,916	9,709,413	37,435	1,780,369
(a)	Reflects delivery of shares from the 2011-2013 Performance Share program and the 2011 Deferred Stock grants with 3-year vesting. Mr. Harlan received 135,000 shares upon his hire date which vested on 11/3/2014. All were previously reported in the Summary Compensation Tables in the year they were granted.

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2014.

PENSION BENEFITS AS OF DECEMBER 31, 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
Andrew Liveris	Dow Employees’ Pension Plan	19.1	1,549,255
	Dow Executives’ Supplemental Retirement Plan (b)	39.0	32,178,656
Howard Ungerleider	Dow Employees’ Pension Plan	24.5	920,805
	Dow Executives’ Supplemental Retirement Plan	24.5	6,083,837
William Weideman	Dow Employees’ Pension Plan	38.6	1,597,232
	Dow Executives’ Supplemental Retirement Plan	38.6	11,025,651
James Fitterling	Dow Employees’ Pension Plan	31.0	1,204,843
	Dow Executives’ Supplemental Retirement Plan	31.0	8,604,288
Joe Harlan	Dow Employees’ Pension Plan	3.4	51,687
	Dow Executives’ Supplemental Retirement Plan	3.4	313,285
Charles Kalil	Dow Employees’ Pension Plan	34.9	1,775,567
	Dow Executives’ Supplemental Retirement Plan	34.9	13,755,845
(a)	Unless otherwise noted, all present values reflect accrued age 65 benefits. The form of payment, discount rate (4.10%) and mortality (UP94G) are based on assumptions used to determine pension plan obligations as reflected in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(b)	Mr. Liveris was asked by the Company to permanently transfer to the United States from Australia in 1995, at which time he began participation in the Dow Employees’ Pension Plan (“DEPP”) and Executives’ Supplemental Retirement Plan (“ESRP”), and ceased contributions to the Australian Superannuation Fund (“Australian Fund”). Mr. Liveris’ retirement benefit will equal the amount payable under the DEPP formula based on 39 years of actual service with Dow (19 years as a U.S. employee of Dow plus 20 years as an Australian employee of Dow). The ESRP benefit will be reduced by the value of his Australian Fund at the time of retirement. The value of Mr. Liveris’ Company contributions in the Australian Fund at December 31, 2014 was 852,870 AUD.

2015 Proxy Statement	39

COMPENSATION INFORMATION (continued)

The following table lists the U.S. pension annuity value for each participating NEO and the corresponding replacement value as a percent of total target cash compensation as of December 31, 2014. The replacement value percentages for the NEOs are comparable to most other salaried employees with similar age and years of service.

PENSION REPLACEMENT VALUE AS OF DECEMBER 31, 2014

Name	Pension Annuity Value ($) (a)	Replacement Value (%) (b)
Andrew Liveris	2,596,452	52%
Howard Ungerleider	308,292	15%
William Weideman	974,568	51%
James Fitterling	614,148	29%
Joe Harlan	22,476	1%
Charles Kalil	1,120,452	53%
(a)	Annual pension benefit if NEO retired on December 31, 2014, stated as a single-life annuity with no survivor options.
(b)	Annual pension benefit as a percentage of annual Base Salary + Target Performance Award.

Pension Benefits – Additional Information

The Dow Employees’ Pension Plan

For employees hired prior to January 1, 2008: The Company provides the Dow Employees’ Pension Plan (“DEPP”) for its U.S. employees and for employees of some of its wholly owned U.S. subsidiaries. Upon retirement, NEOs receive an annual pension under the DEPP formula subject to statutory limitations. The benefit is paid in the form of a monthly annuity and is calculated based on the sum of the employee’s yearly basic and supplemental accruals up to a maximum of 425% for basic accruals and 120% for supplemental accruals.

•	Basic accruals equal the employee’s highest consecutive three-year average compensation (“HC3A”) multiplied by a percentage ranging from 4% to 18% based on the age of the employee in the years earned.

•

Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1% to 4%, based on the age of the employee in the years earned.

The sum of the basic and supplemental accruals is divided by a conversion factor to calculate an immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula will be credited with interest. All NEOs other than Mr. Harlan participate in DEPP.

For employees hired on or after January 1, 2008: The Personal Pension Account (“PPA”) grows annually based on Pay Credits and Interest Credits. At the end of each year, 5% of an employee’s base salary and actual variable pay is credited to the account (“Pay Credit”). Additionally, the Personal Pension Account is credited with an annual Interest Credit equal to the Interest Credit Rate multiplied by the Personal Pension Account balance as of December 31 of the previous year. The Interest Credit Rate is determined annually by the Company, and is based on the closing rate on the six-month U.S. Treasury bill on the last business day of September immediately preceding the Plan Year plus 1.5%.

When a vested employee leaves the Company, the PPA can be taken as an immediate annuity, as a deferred annuity or as a lump sum. Vesting is three years. Mr. Harlan participates in PPA.

The Executives’ Supplemental Retirement Plan: Because the U.S. Internal Revenue Code limits the benefits otherwise provided by DEPP, the Board of Directors adopted the Executives’ Supplemental Retirement Plan (“ESRP”) to provide employees who participate in DEPP with non-qualified benefits calculated under the same formulas described above. Some parts of the supplemental benefit may be taken in the form of a lump sum depending upon date of hire and plan participation. All NEOs participate in the ESRP.

In addition, Mr. Kalil elected to have his ESRP benefit secured by enrolling in the Key Employee Insurance Program (“KEIP”) in 1997. KEIP is a life insurance program that secured benefits otherwise available under ESRP, which was offered to certain employees as an alternative to the ESRP. Dow has not offered KEIP to employees since 1999 and has no plans to reinstate this program for new participants.

40	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

Dow Employees’ Savings Plan – 401(k): The Company provides all U.S. salaried employees the opportunity to participate in a 401(k) plan (The Dow Chemical Company Employees’ Savings Plan). In 2014, for salaried employees who contributed 2% of annual salary, Dow provided a matching contribution of 100% of the employee’s contribution. For salaried employees who contributed up to an additional 4%, Dow provided a 50% match. All NEOs participate in the 401(k) plan on the same terms as other eligible employees.

Non-Qualified Deferred Compensation

The following table provides information on compensation the NEOs have elected to defer as described in the narrative that follows.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2014

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (c)
Andrew Liveris	96,072	64,420	(8,701)	—	2,627,817
Howard Ungerleider	37,291	23,526	29,422	—	902,061
William Weideman	—	—	4,906	—	152,182
James Fitterling	38,637	25,960	192,099	—	3,411,319
Joe Harlan	38,889	27,556	15,490	—	505,182
Charles Kalil	40,986	29,605	46,134	—	1,280,819
(a)	Executive contributions are also reported as salary for 2014 in the Summary Compensation Table.
(b)	Company contributions are also reported as All Other Compensation for 2014 in the Summary Compensation Table.
(c)	Includes Company and executive contributions with respect to Mr. Liveris of $150,284 for 2012 and $155,608 for 2013 previously reported in the Summary Compensation Table; Company and executive contributions with respect to Mr. Kalil of $74,325 for 2012 and $67,870 for 2013 previously reported in the Summary Compensation Table; Company and executive contributions with respect to Mr. Fitterling of $309,055 for 2012 and $36,160 for 2013 previously reported in the Summary Compensation Table; and executive contributions with respect to Mr. Harlan of $37,756 for 2013 previously reported in the Summary Compensation Table.

Because the U.S. Internal Revenue Code limits contributions to The Dow Chemical Company Employees Savings Plan, the Board of Directors adopted the Elective Deferral Plan in order to further assist employees in saving for retirement. This plan allows participants to voluntarily defer the receipt of base salary (maximum deferral of 75%) and Performance Award (maximum deferral of 100%).

Each participant enrolled in the plan receives a matching contribution using the same formula authorized for salaried participants under the 401(k) plan for employer matching contributions. The current formula provides for a matching contribution on the first 6% of base salary deferred. For purposes of calculating the match under the Elective Deferral Plan, the Company will assume each participant is contributing the maximum allowable amount to the 401(k) plan and receiving a match thereon. The assumed match from the 401(k) plan will be offset from the matching contribution calculated under the Elective Deferral Plan. The NEOs’ balances consist primarily of voluntary deferrals (and related earnings), not contributions made by the Company.

Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow credit spread, a phantom Dow stock fund tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds.

The Elective Deferral Plan allows for distributions to commence on January 31 after separation or after a specific future year that can be later or earlier than the separation date. Distributions may be paid either in a lump sum or in equal monthly, quarterly or annual installments up to 15 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections.

2015 Proxy Statement	41

COMPENSATION INFORMATION (continued)

Potential Payments Upon Termination or Change-in-Control

All of the NEOs (except Messrs. Fitterling, Harlan, and Ungerleider) are currently retirement eligible and entitled to benefits similar to most other salaried employees upon separation from the Company. They are also entitled to additional benefits in the case of an involuntary termination without cause or a change-in-control event. The summary below shows the impact of various types of separation events on the different compensation elements the NEOs receive.

Retirement, Death or Disability:

•	Base Salary: Paid through date of separation on the normal schedule.

•	Performance Award: Prorated for the portion of the year worked and paid on the normal schedule.

•	Benefits: All NEOs (except Mr. Harlan) are eligible for retiree medical and life insurance coverage similar to most other salaried U.S. employees.

•	Retirement Plans: Participants have access, in accordance with elections and plan features, to the following retirement plan benefits:

•	Elective Deferral Plan benefits as shown in the Non-Qualified Deferred Compensation Table and accompanying narrative.

•

Pension benefits as shown in the Pension Benefits Table and described in the accompanying narrative. Participants in DEPP and ESRP are paid a monthly annuity and/or lump sum. Participants in PPA may elect either an annuity or lump sum payout. Participants in KEIP have additional lump-sum features available.

•	Employee Savings Plan (defined contribution 401(k) plan).

•	Outstanding LTI Awards:

For grants made in 2013 and beyond, the following LTI treatment applies if the executive meets the age 55 and 10 years of service requirement (age 50 and 10 years of service for grants prior to 2013).

•	Stock Options: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting and expiration periods remain unchanged.

•	Deferred Stock: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting and delivery dates remain unchanged.

•	Performance Shares: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting periods and delivery dates remain unchanged.

If the executive separates before meeting the age and service requirements of a particular grant, such grant is forfeited.

Involuntary Termination With Cause:

Because all NEOs (except Messrs. Fitterling, Harlan, and Ungerleider) are currently retirement eligible, they will receive the same benefits under an Involuntary Termination with Cause as under retirement, as described above, with the exception of incentive income (including LTI), which may be recovered by the Company as described in the Executive Compensation Recovery Policy.

Involuntary Termination Without Cause:

In addition to the benefits received due to retirement, as described above, NEOs will receive the following benefits if involuntarily terminated without cause.

•

A lump-sum severance payment of two weeks per year of service (up to a maximum of 18 months) under the U.S. Severance Plan, plus six months base salary under the Executive Severance Supplement. The U.S. Severance Plan covers most salaried employees in the United States.

•	Outplacement counseling and financial/tax planning with a value of $30,000.

•	If eligible for retiree medical, eighteen months of health and welfare benefits at employee rates.

For outstanding LTI grants not meeting the age and years of service requirements referenced above, in the event an NEO is involuntarily terminated without cause, they will receive the following:

•	Stock Options: Vesting and expiration periods are shortened to the earlier of the existing expiration date or one year.

•	Deferred Stock: Grants are prorated for the number of days worked during the vesting period. Vesting and delivery dates remain unchanged.

42	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

•	Performance Shares: Grants are prorated for the number of days worked during the performance period. Vesting periods and delivery dates remain unchanged.

Change-in-Control:

In addition to benefits received due to retirement, as described above, the non-qualified portion of the pension benefit is payable as a lump sum if any of the NEOs are involuntarily separated within two years of a change-in-control event (double-trigger).

Separately, pursuant to agreements entered into in 2007, Messrs. Liveris and Kalil will also receive the following benefits if separated within two years of a change-in-control event as referenced in the Compensation Discussion and Analysis. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (double-trigger).

•	A severance payment equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO).

•	An additional two years of credited service and age for purposes of calculating retirement benefits (three years for the CEO).

•	A financial, tax and outplacement allowance of $50,000.

•	Eighteen months of health and welfare benefits at employee rates.

•	Tax gross-up protection in the event severance exceeds statutory thresholds and becomes subject to an excise tax.

•	LTI awards in the form of Performance Shares and Deferred Stock will vest and be delivered as soon as possible after the change-in-control event. Stock Options will vest immediately.

The following table summarizes the value of the incremental benefits to be received due to an Involuntary Termination without cause or a change-in-control event as of December 31, 2014.

INVOLUNTARY TERMINATION OR CHANGE-IN-CONTROL VALUES

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change-in- Control ($) (a)
Andrew Liveris	Severance	3,861,600	15,010,039
	Double-trigger LTI Acceleration	n/a	38,163,768
	Increase in Present Value of Pension	n/a	3,975,426
	Health & Welfare Benefits	4,923	4,923
	Outplacement & Financial Planning	30,000	50,000
Howard Ungerleider	Severance	1,409,088	1,409,088
	Double-trigger LTI Acceleration	n/a	9,421,721
	Increase in Present Value of Pension	n/a	2,007,529
	Health & Welfare Benefits	n/a	n/a
	Outplacement & Financial Planning	30,000	30,000
William Weideman	Severance	1,866,437	1,866,437
	Double-trigger LTI Acceleration	n/a	10,778,192
	Increase in Present Value of Pension	n/a	749,392
	Health & Welfare Benefits	4,797	4,797
	Outplacement & Financial Planning	30,000	30,000
James Fitterling	Severance	1,653,330	1,653,330
	Double-trigger LTI Acceleration	n/a	10,893,129
	Increase in Present Value of Pension	n/a	2,468,282
	Health & Welfare Benefits	3,150	3,150
	Outplacement & Financial Planning	30,000	30,000
Joe Harlan	Severance	616,241	616,241
	Double-trigger LTI Acceleration	n/a	10,487,387
	Increase in Present Value of Pension	n/a	0
	Health & Welfare Benefits	n/a	n/a
	Outplacement & Financial Planning	30,000	30,000

2015 Proxy Statement	43

COMPENSATION INFORMATION (continued)

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change-in- Control ($) (a)
Charles Kalil	Severance	1,896,949	4,221,602
	Double-trigger LTI Acceleration	n/a	10,435,422
	Increase in Present Value of Pension	n/a	555,269
	Health & Welfare Benefits	9,333	9,333
	Outplacement & Financial Planning	30,000	50,000
(a)	An executive must meet the double trigger requirement of being involuntarily terminated within two years of a change-in-control in order to receive benefits.

Director Compensation

Dow compares its non-employee Director compensation programs, designs and compensation elements to the same Survey Peer Group used for executive compensation, as described in the Peer Group and Survey Pay Data section of the Compensation Discussion and Analysis. Dow targets the median compensation of the Survey Peer Group for all Director compensation elements. The following table lists the compensation provided to Dow’s non-employee Directors in 2014.

DIRECTOR COMPENSATION FOR 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Arnold A. Allemang	115,000	135,185	—	—	—	—	250,185
Ajay Banga	115,000	135,185	—	—	—	—	250,185
Jacqueline K. Barton	130,000	135,185	—	—	—	—	265,185
James A. Bell	150,000	135,185	—	—	—	—	285,185
Jeff M. Fettig	160,000	135,185	—	—	—	—	295,185
Paul Polman	115,000	135,185	—	—	—	—	250,185
Dennis H. Reilley	135,000	135,185	—	—	—	—	270,185
James M. Ringler	130,000	135,185	—	—	—	—	265,185
Ruth G. Shaw	130,000	135,185	—	—	—	—	265,185
(a)	The May 10, 2014 full grant date fair value of Restricted Stock granted is $48.98 per share with a total value of $135,185 for each Director (2,760 shares) represented in accordance with the same standard applied for financial accounting purposes.

Non-Employee Directors’ Fees Earned or Paid in Cash

2014 Directors’ fees paid in cash as stated below are paid only to Directors who are not employees of the Company.

Fee Category	Annual Rate
Annual Retainer	$115,000
Audit and Compensation & Leadership Development Committee Chairmanships	$20,000
All Other Committee Chairmanships	$15,000
Audit Committee Membership	$15,000
Lead Director Service	$30,000

Non-Employee Directors Stock Grant

In 2014, each non-employee Director received 2,760 shares of Restricted Stock representing the target equity award value of $135,000, with provisions limiting transfer while serving as a Director of the Company, and, at a minimum, for two years from the date of grant.

Non-employee Directors who join the Board of Directors after the annual grant of Restricted Stock for that year and prior to December 31 of that year are eligible to receive a one-time cash payment (“New Director Retainer”) within 30 days of the effective date of their election as a Director. The intent of this New Director Retainer is to encourage a new Director to make

44	2015 Proxy Statement

COMPENSATION INFORMATION (continued)

an initial investment in the stock of the Company. The amount of the New Director Retainer is calculated from the net present value of the cash equivalent of that year’s Restricted Stock grant, with stock values based on the then current price of Company stock. It is based on months of Board service for the first year, and is therefore pro-rated for the number of months remaining in the calendar year.

Non-Employee Directors’ Stock Ownership Guidelines

After reviewing data from the Survey Peer Group, the Board approved an increase to the stock ownership guidelines for non-employee Directors in 2014. Non-employee Directors have a guideline of owning common stock of the Company equal in value to at least five times the amount of the annual Board retainer fee, with a five-year time period after first election to achieve this level. Directors are also required to retain all Deferred Stock and Restricted Stock grants until retirement from the Board. The following table shows the stock ownership guideline and respective holdings of the non-employee Directors as of December 31, 2014.

DIRECTOR STOCK OWNERSHIP GUIDELINES FOR 2014

Name	Ownership Guideline	2014 Holdings		Shares Held In Excess of Guideline
Arnold A. Allemang	18,000	197,665		179,665
Ajay Banga	18,000	6,756	(a)	—
Jacqueline K. Barton	18,000	38,306		20,306
James A. Bell	18,000	27,150		9,150
Jeff M. Fettig	18,000	33,610		15,610
Paul Polman	18,000	40,720		22,720
Dennis H. Reilley	18,000	30,000		12,000
James M. Ringler	18,000	42,009		24,009
Ruth G. Shaw	18,000	28,270		10,270

(a)	Mr. Banga joined the Board in 2013 and it is expected that he will meet the ownership guideline within the required timeframe.

Non-Employee Director Deferred Compensation Plan

Non-employee Directors may choose prior to the beginning of each year to have all or part of their fees credited to a deferred compensation account as participants in The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors effective January 1, 2005.

At the election of the Director, fees are deferred into one of several hypothetical investment accounts that accrue investment returns according to the account selected. Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow credit spread, a phantom Dow stock account tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds. These funds are identical to funds offered as part of the Elective Deferral Plan for management level employees. Such deferred amounts will be paid in installments as elected by the Director at the time of deferral commencing in July following the Director’s termination of Board service, in the following July or in July of the calendar year following the Director’s 72nd birthday. If the Director elects to receive payment in July following his or her 72nd birthday and if he or she remains on the Board beyond his or her 72nd birthday, payments shall start in the July following termination of Board service.

Business Travel Accident Insurance for Non-Employee Directors

Dow has a rider on its Business Travel Accident insurance policy covering each non-employee Director for $300,000, which will cover accidental death and dismemberment if the Director is traveling on Dow business.

Additional Compensation from Third Point LLC

In addition to the compensation described above to be paid by the Company as compensation for their service as directors, Messrs. Milchovich and Miller received additional compensation in connection with their election to the board of directors from a third party. Specifically, Messrs. Milchovich and Miller were appointed to the Board and/or nominated for election for the 2015 Annual Meeting of Stockholders (“2015 Meeting”) pursuant to an agreement dated as of November 20, 2014, between the Company and certain investment funds (Third Point LLC, Third Point Partners Qualified L.P., Third Point Partners

2015 Proxy Statement	45

COMPENSATION INFORMATION (continued)

L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P. and Third Point Reinsurance Co. Ltd. (collectively “Third Point”)).

In connection with their agreement to serve as Third Point designees, each of Messrs. Milchovich and Miller entered into an agreement with Third Point LLC (together, the “TP Agreements”). Pursuant to the TP Agreements, each of Messrs. Milchovich and Miller received from Third Point LLC:

•	$250,000 in cash paid upon the execution by each of Messrs. Milchovich and Miller of the TP Agreement;

•

$250,000 in cash paid upon the appointment of each of Messrs. Milchovich and Miller to the Board. The TP Agreements required each of Messrs. Milchovich and Miller to invest $250,000 in Dow common stock if they did not already own stock equivalent to that amount at the time of their appointment to the Board or their nomination by Third Point LLC for election to the Board. As each of them owned $250,000 worth of Dow common stock at the time of their appointment to the Board, each of them received $250,000 in cash and were not required to invest this amount in Dow common stock; and

•

certain stock appreciation rights (“SARs”) with respect to a total of 396,668 shares of Dow common stock as follows: (a) SARs with respect to 198,334 shares of Dow common stock payable in 2018 (the “2018 SARs”); and (b) SARs with respect to 198,334 shares of Dow common stock payable in 2020 (the “2020 SARs”). The 2018 SARs and 2020 SARs are each subject to continued service as a Director on the applicable vesting date, subject to certain exceptions. As described in two Form 3s filed with the U.S. Securities and Exchange Commission on January 9, 2015, for each of Messrs. Milchovich and Miller the appreciation amount payable by Third Point LLC, if any, will be based upon the difference between $50.42 (the closing price of the Company’s common stock on the date of execution of the TP Agreements) and the volume weighted average price of the Company’s common stock during the 30 day period prior to January 1, 2018, in the case of the 2018 SARs and January 1, 2020, in the case of the 2020 SARs.

The 2018 SARs vest as follows: 50% on January 1, 2017 and 50% on January 1, 2018 and will be settled in cash by Third Point LLC within 30 days following January 1, 2018. The 2020 SARs vest as follows: 50% on January 1, 2019 and 50% on January 1, 2020 and will be settled in cash by Third Point LLC within 30 days following January 1, 2020. The receipt by each of Messrs. Milchovich and Miller of each of the payments pursuant to the 2018 SARs and the 2020 SARs is contingent upon him agreeing to stand for election to the Board (whether or not re-nominated) and not resigning from the Board, regardless of whether Third Point LLC remains a stockholder.

The payment obligations with respect to the SARs are the subject of the TP agreements. The Company is not party to the TP agreements nor is the Company responsible for any such payments.

Equity Compensation Plan Information

The table below shows the Equity Compensation Plan Information as of December  31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

	(1)	(2)		(3)
Plan Category	# of securities to be issued upon exercise of outstanding options, warrants, rights	Weighted-average exercise price of outstanding options, warrants, rights ($)		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity Compensation Plans Approved by Security Holders	67,497,037	35.75	(a)	91,072,758	(b)
Equity Compensation Plans Not Approved by Security Holders (c)	—	—		—
Total	67,497,037	35.75		91,072,758

As of December 31, 2014

(a)	Calculation does not include outstanding Performance Shares that have no exercise price.
(b)	The 2012 Stock Incentive Plan was approved by shareholders on May 10, 2012 with an initial share pool of 44,500,000 shares and another 50,500,000 shares approved by shareholders on May 15, 2014. Shares available are calculated using the fungible method of counting shares which consumes 2.1 for each deferred stock and performance share awarded and 1 share for each stock option. The 2012 Plan also provides that stock awards under the prior 1988 Award and Option Plan which are forfeited or expire shall be added back into this share pool at the fungible ratios. Total includes 62,725,432 shares available under the 2012 Stock Incentive Plan, 23,069,119 shares available under the 2012 Employee Stock Purchase Plan, and 278,207 shares available under the 1994 Executive Performance Plan.
(c)	The 1994 Plan previously allowed the Company to grant up to 300,000 stock options. The Plan is limited to non-employee directors, and provided that stock options were granted pursuant to a formula and had ten-year terms. No further grants will be issued under this plan and there are no longer outstanding shares.

46	2015 Proxy Statement

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The following table presents the beneficial ownership of Dow’s Common Stock as of February 16, 2015, except as noted, for (i) each Director of the Company, (ii) each executive officer of the Company listed in the Summary Compensation Table, (iii) all Directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of Dow’s Common Stock.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)		Total	Percent of Shares Beneficially Owned
A. A. Allemang	159,864.5		0.0		159,864.5	*
A. Banga	6,756.0		0.0		6,756.0	*
J. K. Barton	38,306.0		10,950.0		49,256.0	*
J. A. Bell	27,150.0		10,950.0		38,100.0	*
R. K. Davis	0.0		0.0		0.0	*
J. M. Fettig	33,610.0		10,950.0		44,560.0	*
J. R. Fitterling	125,437.4		610,199.0		735,636.4	*
J. E. Harlan	100,836.9		434,232.0		535,068.9	*
C. J. Kalil	353,982.2		330,942.0		684,924.2	*
A. N. Liveris	742,000.4		4,481,731.0		5,223,731.4	*
M. Loughridge	2,074.0		0.0		2,074.0	*
R. J. Milchovich	5,400.0		0.0		5,400.0	*
R. S. Miller	5,000.0		0.0		5,000.0	*
P. Polman	40,720.0		0.0		40,720.0	*
D. H. Reilley	30,000.0		0.0		30,000.0	*
J. M. Ringler	42,009.0		10,950.0		52,959.0	*
R. G. Shaw	32,424.0		10,950.0		43,374.0	*
H. I. Ungerleider	64,483.4		374,577.0		439,060.4	*
W. H. Weideman	181,483.1		620,407.0		801,890.1	*
Group Total	1,991,536.9		6,906,838.0		8,898,374.9	*
All Directors and Executive Officers as a Group (25 persons)	2,846,941.5		7,975,639.0		10,822,580.5	0.93%
Certain Other Owners:
BlackRock, Inc.	68,704,246	(c)			68,704,246	5.80%
The Vanguard Group	63,453,760	(d)			63,453,760	5.38%
Berkshire Hathaway Inc.	0.0		72,603,000.0	(e)	0.0	6.00%
(a)	Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees’ Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.
(b)	This column includes any shares that the person could acquire through 4/17/2015, by (1) exercise of an option granted by Dow; (2) Performance Shares granted by Dow to be delivered prior to 4/17/2015; or (3) payment of any balance due under a subscription in The Dow Chemical Company 2012 Employees’ Stock Purchase Plan. To the extent that these shares have not been issued as of the record date, they cannot be voted at the Meeting.
(c)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 2, 2015 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2014. BlackRock, Inc. has sole voting power over 55,817,028 shares and sole dispositive power over 68,704,246 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10022.
(d)	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2015 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2014. The Vanguard Group has sole voting power over 1,951,495 shares, sole dispositive power over 61,601,374 shares and shared dispositive power over 1,852,386 shares. The Vanguard Group‘s address is 100 Vanguard Blvd, Malvern, PA 19355.
(e)	Based on a Schedule 13G filed by Berkshire Hathaway Inc. on August 14, 2014 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2009. Berkshire Hathaway Inc., National Indemnity Company, Columbia Insurance Company, and Warren E. Buffett reported beneficial ownership of 72,603,000 shares of the Company’s stock which are held in the form of convertible preferred stock that can be converted into common stock by the holders within 60 days. Berkshire Hathaway Inc.’s address is 3555 Farnam Street, Omaha, NE 68131. To the extent that these shares have not been issued as of the record date, they cannot be voted at the Meeting.
*	Less than 0.45% of the total shares of Dow Common Stock issued and outstanding.

2015 Proxy Statement	47

AGENDA ITEM 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2015, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Company Bylaws provide that the selection of the independent registered public accounting firm must be presented for stockholder ratification or rejection at each Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2015. Deloitte & Touche LLP served as Dow’s independent registered public accounting firm for 2014. Deloitte & Touche LLP has offices at or near most of the locations where Dow operates in the United States and other countries. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP is in the best interests of the Company and its investors.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee is responsible for the audit fee negotiations with Deloitte & Touche LLP and the Audit Committee is directly involved in the selection of the lead engagement partner in conjunction with the mandated rotation of this position. Additional information may be found in the Audit Committee Report on page 53 and Audit Committee charter available on the Company’s corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In October 2014, Deloitte & Touche LLP advised the Audit Committee that, like all other major accounting firms, it has been named as a defendant in a number of civil lawsuits, most of which are premised on allegations that financial statements issued by clients and reported on by the firm were incorrect. Deloitte & Touche LLP has further advised the Audit Committee that based on the firm’s historical experience and understanding of the circumstances giving rise to such lawsuits, the firm does not believe that they will have a significant impact on the firm’s ability to serve as the independent registered public accounting firm for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the 2015 Meeting and may make a statement if they wish. They will be available to answer stockholder questions at the 2015 Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included. Abstentions are not counted in determining whether this proposal is approved. In the event that the selection of Deloitte & Touche LLP is not ratified by stockholders, the Audit Committee will take that into account in connection with any future decisions as to the selection of a firm to serve as the Company’s auditors, although by law the Audit Committee has final authority over the determination of whether to retain Deloitte & Touche LLP or another firm at any time.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Dow and its subsidiaries for 2015.

48	2015 Proxy Statement

AGENDA ITEM 2 (continued)

Independent Registered Public Accounting Firm Fees

For the years ended December 31, 2014 and 2013, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Audit and audit-related fees aggregated $29,797,000 and $28,561,000 for the years ended December 31, 2014 and 2013, respectively. Total fees for the independent registered public accounting firm were:

Type of Fees	2014	2013
	$ in thousands
Audit Fees (a)	$23,221	$23,685
Audit-Related Fees (b)	6,576	4,876
Tax Fees (c)	9,053	7,725
All Other Fees	0	0
TOTAL	$38,850	$36,286

(a)	The aggregate fees billed for the integrated audit of the Company’s annual financial statements and internal control over financial reporting, the reviews of the financial statements in quarterly reports on Form 10-Q, comfort letters, consents, statutory audits, and other regulatory filings.
(b)	The aggregate fees billed primarily for audits of employee benefit plans’ financial statements, assessment of controls relating to outsourced services, audits and reviews supporting divestiture activities, and agreed-upon procedures engagements.
(c)	The aggregate fees billed for preparation of expatriate employees’ tax returns and related compliance services – $8,459,000 in 2014 and $7,150,000 in 2013; international tax compliance – $565,000 in 2014 and $429,000 in 2013; and corporate tax consulting – $29,000 in 2014 and $146,000 in 2013.

2015 Proxy Statement	49

AGENDA ITEM 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Leadership Development Committee (the “Committee”) has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate, reward, and retain the most talented executives who can drive business performance and objectives;

•

pay for performance by emphasizing variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or the Company’s stock price appreciates; and

•	align pay and financial interests of our executives with stockholder value creation.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. There is also a robust discussion of our stockholder engagement around compensation issues including detail on feedback received as part of this engagement process and actions taken by the Committee in response. The Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a policy providing for an annual “say on pay” advisory vote. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2015 Meeting:

RESOLVED, that the stockholders of The Dow Chemical Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

Unless the Board of Directors modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Company’s 2016 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the Advisory Resolution to Approve Executive Compensation.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not counted in determining whether this resolution is approved.

50	2015 Proxy Statement

AGENDA ITEM 4

STOCKHOLDER PROPOSAL TO LIMIT ACCELERATED EXECUTIVE PAY

A stockholder has stated that its representative intends to present the following proposal at the 2015 Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary.* Dow is not responsible for the contents of the proposal. If properly presented at the 2015 Meeting, your Board unanimously recommends a vote AGAINST the following proposal .

Proposal 4 – Limit Accelerated Executive Pay

Resolved: Shareholders ask our board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s executive pay committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive pay. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be broken if such pay is made on an accelerated schedule. Accelerated equity vesting allows executives to obtain pay without necessarily having earned it through strong performance.

Please vote to protect shareholder value:

Limit Accelerated Executive Pay – Proposal 4

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board and the Compensation and Leadership Development Committee believe the Company’s current treatment of outstanding and unvested stock-based awards in the event of a change-in-control serves the best interest of our stockholders.

The terms and conditions for Dow’s equity awards require a “double trigger” for vesting in the event of a change-in-control, meaning that awards are accelerated only if a change-in-control occurs and, within twenty-four months, an executive officer’s employment is terminated by the Company for a reason other than death, disability or cause. This is in contrast to a “single trigger” provision that would accelerate equity awards only upon a change-in-control event. The Board believes that our current practice of double trigger acceleration of awards in these circumstances correctly aligns the interests of our executives with the interests of our stockholders in the context of a change-in-control.

A change-in-control event creates uncertainty surrounding the plans of new ownership and whether, through the loss of employment, employees will forfeit their ability to realize value from unvested equity awards. That uncertainty can reduce the incentive for executives to remain with the Company if a change-in-control is imminent. Losing valuable talent at that critical time could reduce the value of the Company to potential acquirers and could impair our ability to maximize the value that stockholders would realize in the transaction. Additionally, the risk of loss of employment and the expected value of equity awards can create certain distractions and potential conflicts of interest for executives in connection with the consideration, negotiation and implementation of a transaction that would lead to a change-in-control. By assuring our senior executives that they will realize the full value of their equity awards if their employment is terminated following a change-in-control, we believe we are maintaining the proper alignment of the interests of executives and stockholders when a potential change-in-control transaction is being considered.

We regularly review our compensation programs relative to market practice and best practices in corporate governance. A recent study conducted by Meridian Compensation Partners evaluated change-in-control practices of 160 major U.S. listed public companies (2014 Study of Executive Change-in-Control Arrangements, published online on October 3, 2014, at www.meridiancp.com). The study concluded that, in the case of stock options, 73% of the companies accelerate the vesting of equity either upon a change-in-control event (33%) or a change-in-control followed by termination (40%). In the case of performance-based equity awards, 76% of the companies accelerate the vesting of equity either upon a change-in-control

2015 Proxy Statement	51

AGENDA ITEM 4 (continued)

event (35%) or a change-in-control followed by termination (41%). We believe our current executive compensation programs are consistent with market practice and with the objective of allowing the Company to attract, retain and motivate talented employees. The Board remains committed to the design and implementation of compensation programs that best align the interests of Dow executives with those of Dow stockholders while providing competitive compensation, and we believe that adoption of this stockholder proposal could undermine the Board’s ability to realize these objectives.

For these reasons, Dow believes this proposal is unnecessary and would not serve the best interests of stockholders.

Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not counted in determining whether this resolution is approved.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

52	2015 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Board of Directors is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange (“NYSE”) and the Company that are available on the Company’s corporate governance website at www.DowGovernance.com. The Committee operates pursuant to a charter that is also available at www.DowGovernance.com.

The Board has determined that Committee members James A. Bell, Mark Loughridge, and James M. Ringler are financially literate and are audit committee financial experts as defined by the applicable standards.

The Committee had nine meetings during 2014, five of which were regularly scheduled meetings that included separate executive sessions of the Committee with the lead client service partner of the independent registered public accounting firm, the internal auditor, the general counsel, management and among the Committee members themselves. Four of the meetings were conference calls related to the Company’s earnings announcements and periodic filings. Numerous other informal meetings and communications among the Chair, various Committee members, the independent registered public accounting firm, the internal auditor and/or members of the Company’s management also occurred.

On behalf of the Board of Directors, the Committee oversees the Company’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on the Company’s internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, matters relating to the Company’s internal control over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte & Touche LLP‘s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the Committee pre-approves and reviews audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to the Company and the related fees for such services. The Committee has pre-approved all services provided and fees charged by the independent registered public accounting firm to the Company, and has concluded that such services are compatible with the auditors’ independence. The Committee’s charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent registered public accounting firm to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

Relying on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the U.S. Securities and Exchange Commission. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company and its subsidiaries for 2015. The Board of Directors has concurred with that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

James A. Bell, Chair

Mark Loughridge

James M. Ringler

Ruth G. Shaw

2015 Proxy Statement	53

OTHER GOVERNANCE MATTERS

Future Stockholder Proposals

If you satisfy the requirements of the U.S. Securities and Exchange Commission (the “SEC”) and wish to submit a proposal to be considered for inclusion in the Company’s proxy material for the 2016 Annual Meeting pursuant to Rule 14a-8, please send it to the Corporate Secretary.* Under SEC Exchange Act Rule 14a-8, these proposals must be received no later than the close of business on November 28, 2015.

Future Annual Meeting Business

Under the Company’s Bylaws, if you wish to raise items of proper business at an Annual Meeting, other than stockholder proposals presented under Rule 14a-8 for inclusion in the Company’s proxy materials, you must give advance written notification to the Corporate Secretary.* For the 2016 Annual Meeting, written notice must be received by the Corporate Secretary between the close of business on November 28, 2015, and the close of business on January 27, 2016. However, as provided in the Bylaws, different deadlines apply if the 2016 Annual Meeting is called for a date that is not within 30 days before or after the anniversary of the 2015 Meeting. Such notices must comply with the procedural and content requirements of the Bylaws. If notice of a matter is not received within the applicable deadlines or does not comply with the Bylaws, the chairman of the Annual Meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines or, does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively, a copy will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders with the same surname who share a single address, only one Proxy Statement and accompanying Annual Meeting materials will be sent to an address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the practice. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your holder identification number to the Corporate Secretary.* If you hold your stock in street name, you may revoke your consent to householding at any time by contacting Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717, or by calling 800-542-1061. If you are a registered stockholder receiving multiple copies of these materials at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy of materials in the future by contacting the Corporate Secretary.* If you hold your stock in street name, contact Broadridge Financial Solutions Inc. at the address and telephone number provided above. The Company will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding, a separate copy of the materials upon the stockholder’s written or oral request to the Corporate Secretary.*

Copies of Proxy Materials and Annual Report

Dow’s Proxy Statement and Annual Report (with Form 10-K) are posted on Dow’s website at www.dow.com/investors/reports or https://materials.proxyvote.com/260543. Stockholders may receive printed copies of each of these documents without charge by contacting the Company’s Investor Relations Office at 800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and other Annual Meeting materials in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. To enroll for electronic delivery, visit http://www.dow.com/en-us/investor-relations/financial-reporting/proxy-statements/ then select “Enroll Now” under the Online Proxy Delivery Enrollment section and follow the instructions to register.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

54	2015 Proxy Statement

OTHER GOVERNANCE MATTERS (continued)

Corporate Governance Documents

The Company’s Code of Business Conduct, Board Committee charters and Corporate Governance Guidelines are available at www.DowGovernance.com. Stockholders may obtain a printed copy of these materials upon request by contacting the Office of the Corporate Secretary.*

Other Matters

The Board does not intend to present any business at the 2015 Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares represented the discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the 2015 Meeting in addition to the scheduled items of business, including matters incident to the conduct of the 2015 Meeting and any stockholder proposal omitted from the Proxy Statement and form of proxy. At the time that this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the 2015 Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

Amy E. Wilson Corporate Secretary and Assistant General Counsel	Midland, Michigan March 27, 2015

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2015 Proxy Statement	55

Appendix A

Certain Items Impacting Results

In millions, except per share amounts (Unaudited)	Pretax Impact[1]		Net Income[2]		EPS – Diluted[3]
Twelve Months Ended December 31	2014	2013	2014	2013	2014	2013
Adjusted to exclude certain items (non-GAAP measures)[4]			$3,709	$2,981	$3.11	$2.48
Certain Items:
Asset impairments and related costs	$(73)	$(194)	(47)	(132)	(0.04)	(0.11)
Warranty accrual adjustment of exited business	(100)	—	(63)	—	(0.05)	—
Restructuring plan implementation costs	—	(44)	—	(32)	—	(0.03)
1Q12 Restructuring charge	—	16	—	16	—	0.01
4Q12 Restructuring charge	—	6	—	5	—	0.01
Asbestos-related charge	(78)	—	(49)	—	(0.04)	—
Gain from K-Dow arbitration	—	2,161	—	1,647	—	1.37
Gain on sale of Dow Polypropylene Licensing and Catalysts business	—	451	—	356	—	0.29
Gain on sale of a 7.5 percent ownership interest Freeport LNG Development, LP	—	87	—	69	—	0.06
Gain on sale of ownership interest in Dow Kokam LLC	—	26	—	18	—	0.01
Dow Corning implant liability adjustment	407	—	378	—	0.32	—
Charge related to Dow Corning’s Clarksville, Tennessee, site abandonment	(500)	—	(465)	—	(0.40)	—
Chlorine value chain separation costs	(49)	—	(31)	—	(0.03)	—
Loss on early extinguishment of debt	—	(326)	—	(205)	—	(0.17)
Adjustment of uncertain tax provision	—	—	—	(276)	—	(0.23)

Total certain items	$(393)	$2,183	$(277)	$1,466	$(0.24)	$1.21

Dilutive effect of assumed preferred stock conversion into shares of common stock					—	(0.01)

Reported (GAAP amounts)[5,6]			$3,432	$4,447	$2.87	$3.68

The Company’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and should not be viewed as an alternative to U.S. GAAP financial measures of performance.

[1]	Impact on “Income Before Income Taxes”
[2]	“Net Income Available for The Dow Chemical Company Common Stockholders”
[3]	“Earnings per common share – diluted”
[4]

For the year ended December 31, 2013, conversion of the Company’s Cumulative Convertible Perpetual Preferred Stock, Series A, into shares of the Company’s common stock was excluded from the calculation of “Diluted earnings per share adjusted to exclude Certain Items” as well as the earnings per share impact of Certain Items because the effect of including them would have been antidilutive.

[5]

For the year ended December 31, 2013, an assumed conversion of the Company’s Cumulative Convertible Perpetual Preferred Stock, Series A, into shares of the Company’s common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

[6]

The Company used “Net Income Attributable to The Dow Chemical Company” when calculating diluted earnings per share (reported GAAP amount) for the twelve-month period ended December 31, 2013, as it excludes preferred dividends of $340 million.

2015 Proxy Statement	A-1

APPENDIX A (continued)

Common Shares — Diluted

The following table presents diluted share counts for the twelve-month periods ended December 31, 2014, and December 31, 2013, including the effect of an assumed conversion of the Company’s Cumulative Convertible Perpetual Preferred Stock, Series A, into shares of the Company’s common stock:

In millions
Twelve Months Ended December 31	2014	2013
Share count — diluted, excluding preferred stock conversion to common shares	1,187.0	1,193.6
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	N/A	96.8
Share count — diluted, including assumed preferred stock conversion to common shares	N/A	1,290.4

The Company uses EBITDA (which Dow defines as earnings [i.e., “Net Income”] before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. A reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders” is provided below.

Reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders”

In millions (Unaudited)
Twelve Months Ended December 31	2014	2013
EBITDA	$8,944	$10,545
- Depreciation and amortization	2,747	2,681
+ Interest income	51	41
- Interest expense and amortization of debt discount	983	1,101

Income Before Income Taxes	$5,265	$6,804

- Provision for income taxes	1,426	1,988
- Net income (loss) attributable to noncontrolling interests	67	29
- Preferred stock dividends	340	340

Net Income Available for The Dow Chemical Company Common Stockholders	$3,432	$4,447

Adjusted EBITDA Calculation

In millions (Unaudited)
Twelve Months Ended December 31	2014	2013
EBITDA	$8,944	$10,545
- Certain items impacting EBITDA[1]	(393)	2,183

Adjusted EBITDA	$9,337	$8,362

Adjusted EBITDA Margins Calculation

In millions (Unaudited)
Twelve Months Ended December 31	2014	2013
Net Sales	$58,167	$57,080
Adjusted EBITDA	$9,337	$8,362
Adjusted EBITDA Margins	16.1%	14.6%
[1]	See “Pretax Impact” columns on the “Certain Items Impacting Results” chart on page A-1 for additional detail on “Certain items impacting EBITDA.”

A-2	2015 Proxy Statement

2015 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 14, 2015 at 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Parking and Attendance

Complimentary self-parking is available at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Seating is limited. Tickets of admission or proof of stock ownership are necessary to attend the 2015 Meeting as explained on page 1 of this Proxy Statement. Only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). If you are unable to attend the 2015 Meeting, please listen to the live webcast at the time of the 2015 Meeting or the replay after the event, at www.DowGovernance.com.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 products are manufactured at 201 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

™ Trademark of The Dow Chemical Company

Printed on recycled paper	Form No. 161-00810

THE DOW CHEMICAL COMPANY OFFICE OF THE CORPORATE SECRETARY 2030 DOW CENTER MIDLAND, MI 48674

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to cast your vote.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84314-P59264	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE DOW CHEMICAL COMPANY
The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 1. Election of Directors

Nominees:		For	Against	Abstain

1a. Ajay Banga		☐	☐	☐

1b. Jacqueline K. Barton		☐	☐	☐			For	Against	Abstain

1c. James A. Bell		☐	☐	☐	1j. Paul Polman		☐	☐	☐

1d. Richard K. Davis		☐	☐	☐	1k. Dennis H. Reilley		☐	☐	☐

1e. Jeff M. Fettig		☐	☐	☐	1l. James M. Ringler		☐	☐	☐

1f. Andrew N. Liveris		☐	☐	☐	1m. Ruth G. Shaw		☐	☐	☐

1g. Mark Loughridge 1h. Raymond J. Milchovich 1i. Robert S. Miller		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2. Ratification of the Appointment of the Independent Registered Public Accounting Firm.		☐	☐	☐
					3. Advisory Resolution to Approve Executive Compensation.		☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	4. Stockholder Proposal to Limit Accelerated Executive Pay.		☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.		Yes	No		NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

The Dow Chemical Company

May 14, 2015 - 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Ticket is not transferable.

Cell phones, cameras, tablets, etc.

are not permitted at the Meeting

TICKET OF ADMISSION

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 14, 2015, at 10:00 a.m. EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business are:

1.	Election of 13 Directors named in the Proxy Statement.
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.
3.	Advisory Resolution to Approve Executive Compensation.
4.	Stockholder Proposal to Limit Accelerated Executive Pay.

The Board of Directors recommends a vote FOR Agenda Items 1 through 3 and a vote AGAINST Agenda Item 4.

Only stockholders who held shares of record as of the close of business on March 16, 2015, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote the shares as soon as possible on the Internet, by telephone or by mailing this form.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

M84315-P59264

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Your 2015 Annual Meeting materials are enclosed and may be found on: https://materials.proxyvote.com/260543

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint Andrew N. Liveris, Howard I. Ungerleider and Charles J. Kalil, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 14, 2015, at 10:00 a.m. EDT, on the matters listed on the reverse side and upon such other business as may properly come before the Meeting and at any adjournment or postponement thereof.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1 through 3 and AGAINST Agenda Item 4 and to vote in accordance with their discretion on such other matters as may properly come before the Meeting and at any adjournment or postponement of the Meeting. To vote in accordance with the recommendations of the Dow Board of Directors, just sign and date on the reverse side-no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEES’ SAVINGS PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees’ Savings Plan and The Dow Chemical Company Employee Stock Ownership Plan (the “Plans”). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to the account at the Meeting and at any adjournment or postponement thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

Form must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side